Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Mallinckrodt plc:

We have audited the accompanying consolidated balance sheets of Mallinckrodt plc and subsidiaries (the "Company") as of September 26, 2014 and September 27, 2013, and the related consolidated and combined statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three fiscal years in the period ended September 26, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Mallinckrodt plc and subsidiaries as of September 26, 2014 and September 27, 2013, and the results of their operations and their cash flows for each of the three years in the period ended September 26, 2014, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated and combined financial statements, the Company’s combined financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included within the Company’s fiscal 2013 results, may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
November 24, 2014 (April 3, 2015 as to Footnotes 20 and 23)

MALLINCKRODT PLC
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(in millions, except per share data)

	Fiscal Year
	2014	2013	2012
Net sales	$2,540.4	$2,204.5	$2,056.2
Cost of sales	1,337.3	1,179.6	1,091.4
Gross profit	1,203.1	1,024.9	964.8

Selling, general and administrative expenses	842.1	609.9	551.7
Research and development expenses	166.9	165.7	144.1
Separation costs	9.6	74.2	25.5
Restructuring charges, net	128.6	33.2	11.2
Non-restructuring impairment charges	355.6	—	—
Gain on divestiture and license	(15.6)	(2.9)	(2.9)
Operating (loss) income	(284.1)	144.8	235.2

Interest expense	(82.6)	(19.5)	(0.5)
Interest income	1.5	0.3	0.4
Other income, net	1.8	0.8	1.0
Income (loss) from continuing operations before income taxes	(363.4)	126.4	236.1

Provision for (benefit from) income taxes	(44.8)	68.6	94.8
Income (loss) from continuing operations	(318.6)	57.8	141.3

Income (loss) from discontinued operations, net of income taxes	(0.7)	1.0	(6.7)

Net income (loss)	$(319.3)	$58.8	$134.6

Basic earnings (loss) per share (Note 8):
Income (loss) from continuing operations	$(4.91)	$1.00	$2.45
Income (loss) from discontinued operations, net of income taxes	(0.01)	0.02	(0.12)
Net income (loss)	(4.92)	1.02	2.33

Basic weighted-average shares outstanding	64.9	57.7	57.7

Diluted earnings (loss) per share (Note 8):
Income (loss) from continuing operations	$(4.91)	$1.00	$2.45
Income (loss) from discontinued operations, net of income taxes	(0.01)	0.02	(0.12)
Net income (loss)	(4.92)	1.02	2.33

Diluted weighted-average shares outstanding	64.9	57.8	57.7

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	Fiscal Year
	2014	2013	2012
Net income (loss)	$(319.3)	$58.8	$134.6
Other comprehensive income (loss), net of tax
Currency translation adjustments	(27.6)	1.5	(2.9)
Unrecognized gain (loss) on derivatives, net of $(0.2), $- and $- tax	0.5	(7.3)	—
Unrecognized gain (loss) on benefit plans, net of $7.3, $(23.9) and $4.6 tax	(15.7)	34.2	(10.7)
Total other comprehensive income (loss), net of tax	(42.8)	28.4	(13.6)
Comprehensive income (loss)	$(362.1)	$87.2	$121.0

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	September 26, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$707.8	$275.5
Accounts receivable, less allowance for doubtful accounts of $6.6 and $4.6	545.6	400.8
Inventories	396.6	403.1
Deferred income taxes	165.2	171.1
Prepaid expenses and other current assets	255.8	134.4
Total current assets	2,071.0	1,384.9
Property, plant and equipment, net	949.2	997.4
Goodwill	2,401.9	532.0
Intangible assets, net	7,112.2	422.1
Other assets	330.5	220.2
Total Assets	$12,864.8	$3,556.6
Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$21.2	$1.5
Accounts payable	128.7	120.9
Accrued payroll and payroll-related costs	125.1	66.5
Accrued royalties	68.0	13.2
Accrued branded rebates	15.1	34.6
Accrued and other current liabilities	546.7	363.5
Total current liabilities	904.8	600.2
Long-term debt	3,951.5	918.3
Pension and postretirement benefits	119.1	108.0
Environmental liabilities	59.9	39.5
Deferred income taxes	2,398.6	310.1
Other income tax liabilities	122.6	153.1
Other liabilities	350.3	171.8
Total Liabilities	7,906.8	2,301.0
Commitments and contingencies (Note 18)
Shareholders' Equity:
Preferred shares, $0.20 par value, 500,000,000 authorized; none issued or outstanding	—	—
Ordinary A shares, €1.00 par value, 40,000 authorized; none issued or outstanding	—	—
Ordinary shares, $0.20 par value, 500,000,000 authorized; 116,160,353 and 57,713,873 issued; 115,929,588 and 57,713,390 outstanding	23.2	11.5
Ordinary shares held in treasury at cost, 230,765 and 483	(17.5)	—
Additional paid-in capital	5,172.4	1,102.1
Retained earnings	(285.8)	33.5
Accumulated other comprehensive income	65.7	108.5
Total Shareholders' Equity	4,958.0	1,255.6
Total Liabilities and Shareholders' Equity	$12,864.8	$3,556.6

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year
	2014	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$(319.3)	$58.8	$134.6
(Income) loss from discontinued operations, net of income taxes	0.7	(1.0)	6.7
Income (loss) from continuing operations	(318.6)	57.8	141.3
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	275.9	139.6	130.9
Share-based compensation	67.7	16.2	10.7
Deferred income taxes	(107.5)	(9.0)	9.0
Non-cash impairment charges	381.2	—	—
Inventory provisions	32.1	15.5	2.7
Other non-cash items	(24.3)	(5.2)	(13.4)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(51.3)	(181.2)	(6.8)
Inventories	56.0	27.7	(62.8)
Accounts payable	(32.9)	7.2	(8.3)
Income taxes	(54.8)	60.7	79.4
Accrued and other liabilities	110.5	22.6	(38.7)
Other	39.4	(16.0)	11.8
Net cash provided by operating activities	373.4	135.9	255.8
Cash Flows From Investing Activities:
Capital expenditures	(127.8)	(147.9)	(144.2)
Acquisitions and intangibles, net of cash acquired	(2,793.8)	(88.1)	(13.2)
Restricted cash	4.1	—	—
Other	26.7	1.3	5.2
Net cash (used in) investing activities	(2,890.8)	(234.7)	(152.2)
Cash Flows From Financing Activities:
Issuance of external debt	3,043.2	898.1	—
Repayment of external debt and capital leases	(34.8)	(1.3)	(1.3)
Excess tax benefit from share-based compensation	8.9	3.4	1.7
Debt financing costs	(71.7)	(12.0)	—
Net transfers to parent	—	(515.9)	(104.0)
Proceeds from exercise of share options	25.8	0.6	—
Repurchase of shares	(17.5)	—	—
Other	—	0.1	—
Net cash provided by (used in) financing activities	2,953.9	373.0	(103.6)
Effect of currency rate changes on cash	(4.2)	1.3	—
Net increase in cash and cash equivalents	432.3	275.5	—
Cash and cash equivalents at beginning of period	275.5	—	—
Cash and cash equivalents at end of period	$707.8	$275.5	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest, net	$57.2	$0.8	$0.6
Cash paid for income taxes, net	128.0	15.0	4.9

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC
CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(in millions)

	Ordinary Shares		Treasury Shares		Additional Paid-In Capital	Retained Earnings	Contributed Surplus	Parent Company Investment	Accumulated Other Comprehensive Income	Total Shareholders' Equity
	Number	Par Value	Number	Amount
Balance at September 30, 2011	—	$—	—	$—	$—	$—	$—	$1,690.2	$98.5	$1,788.7
Net income	—	—	—	—	—	—	—	134.6	—	134.6
Currency translation adjustments	—	—	—	—	—	—	—	—	(2.9)	(2.9)
Minimum pension liability, net of tax	—	—	—	—	—	—	—	—	(10.7)	(10.7)
Net transfers to parent	—	—	—	—	—	—	—	(17.8)	—	(17.8)
Balance at September 28, 2012	—	$—	—	$—	$—	$—	$—	$1,807.0	$84.9	$1,891.9
Net income	—	—	—	—	—	33.5	—	25.3	—	58.8
Currency translation adjustments	—	—	—	—	—	—	—	—	1.5	1.5
Change in derivatives, net of tax	—	—	—	—	—	—	—	—	(7.3)	(7.3)
Minimum pension liability, net of tax	—	—	—	—	—	—	—	—	34.2	34.2
Net transfers to parent	—	—	—	—	—	—	—	(515.9)	—	(515.9)
Separation related adjustments	—	—	—	—	—	—	—	(209.9)	(4.8)	(214.7)
Transfer of parent company investment to contributed surplus	—	—	—	—	—	—	1,106.5	(1,106.5)	—	—
Transfer of contributed surplus to distributable reserves	—	—	—	—	1,095.0	—	(1,095.0)	—	—	—
Share options exercised	—	—	—	—	0.6	—	—	—	—	0.6
Share-based compensation	—	—	—	—	6.5	—	—	—	—	6.5
Issuance of ordinary shares	57.7	11.5	—	—	—	—	(11.5)	—	—	—
Balance at September 27, 2013	57.7	$11.5	—	$—	$1,102.1	$33.5	$—	$—	$108.5	$1,255.6
Net loss	—	—	—	—	—	(319.3)	—	—	—	(319.3)
Currency translation adjustments	—	—	—	—	—	—	—	—	(27.6)	(27.6)
Change in derivatives, net of tax	—	—	—	—	—	—	—	—	0.5	0.5
Minimum pension liability, net of tax	—	—	—	—	—	—	—	—	(15.7)	(15.7)
Ordinary shares issued in connection with the Questcor acquisition	57.3	11.4	—	—	3,968.2	—	—	—	—	3,979.6
Share options exercised	0.8	0.2	—	—	25.6	—	—	—	—	25.8
Vesting of restricted shares	0.4	0.1	—	—	(0.1)	—	—	—	—	—
Excess tax benefit from share-based compensation	—	—	—	—	8.9	—	—	—	—	8.9
Share-based compensation	—	—	—	—	67.7	—	—	—	—	67.7
Repurchase of ordinary shares	—	—	0.2	(17.5)	—	—	—	—	—	(17.5)
Balance at September 26, 2014	116.2	$23.2	0.2	$(17.5)	$5,172.4	$(285.8)	$—	$—	$65.7	$4,958.0

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(dollars in millions, except share data and where indicated)

1.	Background and Basis of Presentation
Background
Mallinckrodt plc, and its subsidiaries (collectively, "Mallinckrodt" or "the Company"), is a global specialty biopharmaceutical and medical imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and medical imaging agents. Therapeutic areas of focus include autoimmune and rare disease specialty areas (including neurology, rheumatology, nephrology and pulmonology), along with pain and attention-deficit hyperactivity disorder ("ADHD") for prescription by office- and hospital-based physicians. We also support the diagnosis of disease with nuclear medicine and contrast imaging. Our products are found in almost every hospital, standalone diagnostic imaging center or pharmacy in the United States ("U.S.") and we have a commercial presence in approximately 65 countries. The Company believes our experience in the acquisition and management of highly regulated raw materials; deep regulatory expertise; and specialized chemistry, formulation and manufacturing capabilities, have created compelling competitive advantages that we anticipate will sustain future revenue growth.
During the first quarter of fiscal 2015, the integration of Questcor Pharmaceuticals, Inc. ("Questcor") was substantially completed. With this, and given the increased significance of the Specialty Brands business to the Company's results and the expected long-term growth of this business as compared to the Specialty Generics business, the Company has changed its reportable segments. The Company now presents the Specialty Brands and Specialty Generics businesses as reportable segments, along with the continued presentation of Global Medical Imaging as a reportable segment. The Company historically presented the Specialty Brands and Specialty Generics businesses within the Specialty Pharmaceuticals segment. Prior year amounts have been recast to conform to current presentation. The three reportable segments are further described below:

•	Specialty Brands produces and markets branded pharmaceuticals and biopharmaceuticals;

•
Specialty Generics produces specialty generic pharmaceuticals and active pharmaceutical ingredients ("API") consisting of biologics, medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging manufactures and markets contrast media and delivery systems ("CMDS") and radiopharmaceuticals (nuclear medicine).

Mallinckrodt plc was incorporated in Ireland on January 9, 2013 for the purpose of holding the Pharmaceuticals business of Covidien plc ("Covidien"). On June 28, 2013, Covidien shareholders of record received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held as of the record date, June 19, 2013, and the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc, thereby completing its legal separation from Covidien ("the Separation").

Basis of Presentation
The accompanying consolidated and combined financial statements reflect the consolidated financial position of the Company as an independent, publicly-traded company for periods subsequent to June 28, 2013, and as a combined reporting entity of Covidien, including operations relating to Covidien's Pharmaceuticals business, for periods prior to June 28, 2013.
The consolidated and combined financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the U.S. ("GAAP"). The preparation of the consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates. The consolidated and combined financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities in which they own or control more than fifty percent of the voting shares, or have the ability to control through similar rights. The results of entities disposed of are included in the consolidated and combined financial statements up to the date of disposal and, where appropriate, these operations have been reflected as discontinued operations. Divestitures of product lines not representing businesses have been reflected in operating income. All intercompany balances and transactions have been eliminated in consolidation and, in the opinion of management, all normal recurring adjustments necessary for a fair presentation have been included in the results reported.
Certain amounts from prior years have been separately presented to conform to the current year presentation, such as the separate presentation of accrued royalties in the consolidated balance sheets, which had no impact on previously reported net income.

The Company's combined financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included within the Company's fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented, including as a result of changes in the Company's capitalization in connection with the Separation. The combined financial statements for periods prior to June 28, 2013 include expense allocations for certain functions provided by Covidien, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating expenses, headcount or other measures. The amounts allocated were $39.6 million and $49.2 million for fiscal 2013 and 2012, respectively, and were included within selling, general and administrative expenses. Management considers the bases on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, the Company during the periods presented; however, the allocations may not reflect the expense the Company would have incurred as an independent, publicly-traded company. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. The Company is unable to determine what those costs would have been had the Company been independent during the applicable periods. Following the Separation, the Company has performed these functions using its own resources or purchased services, certain of which are being provided by Covidien during a transitional period pursuant to a transition services agreement dated June 28, 2013, between Mallinckrodt and Covidien, particularly in relation to areas outside the U.S. The terms and prices on which such services are rendered may not be as favorable as those that were allocated to the Company by Covidien. The Company expects to substantially reduce the level of service provided by Covidien in fiscal 2015 as the Company has substantially completed the implementation of information systems in jurisdictions outside the U.S. and terminated the transition services agreement during the first quarter of fiscal 2015.
The combined balance sheets prior to June 28, 2013 include certain assets and liabilities that have historically been recorded at the Covidien corporate level but are specifically identifiable or otherwise allocable to the Company. Covidien's debt and related interest expense were not allocated to the Company since the Company was not the legal obligor of such debt and Covidien's borrowings were not directly attributable to the Company's business. Debt incurred by the Company directly has been included in the combined financial statements. Intercompany transactions between the Company and Covidien, prior to the Separation, have been included in the combined financial statements and were considered to be effectively settled for cash at the time the transaction was recorded. The total net effect of the settlement of these intercompany transactions was reflected in the combined statements of cash flows as a financing activity and in the combined balance sheet as parent company investment.
Prior to June 28, 2013, Covidien's investment in the Pharmaceuticals business is shown as parent company investment in the combined financial statements. On June 28, 2013, Covidien completed a distribution of one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien. Upon completion of the Separation, the Company had 57,694,885 ordinary shares outstanding at a par value of $0.20 per share. After Separation adjustments were recorded, the remaining parent company investment balance, which included all earnings prior to the Separation, was transferred to contributed surplus.
Under Irish law, the Company can only pay dividends and repurchase shares out of distributable reserves, as discussed further in the Company's information statement filed with the U.S. Securities and Exchange Commission ("SEC") as Exhibit 99.2 to the Company's Current Report on Form 8-K filed on July 1, 2013. Upon completion of the Separation, the Company did not have any distributable reserves. On July 22, 2013, the Company filed a petition with the High Court of Ireland seeking the court's confirmation of a reduction of the Company's share premium so that it can be treated as distributable for the purposes of Irish law. On September 9, 2013, the High Court of Ireland approved this petition and the High Court's order and minutes were filed with the Registrar of Companies. Upon this filing, the Company's share premium is treated as distributable reserves and the share premium balance was reclassified into additional paid-in capital within the consolidated balance sheet. Net income subsequent to the Separation has been included in retained earnings and is included in distributable reserves.

Preferred Shares
Mallinckrodt is authorized to issue 500,000,000 preferred shares, par value of $0.20 per share, none of which were issued and outstanding at September 26, 2014. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise with respect to these shares may be determined by Mallinckrodt's board of directors on or before the time of issuance. In the event of the liquidation of the Company, the holders of any preferred shares then outstanding would, if issued on such terms that they carry a preferential distribution entitlement on liquidation, be entitled to payment to them of the amount for which the preferred shares were subscribed and any unpaid dividends prior to any payment to the ordinary shareholders.

Fiscal Year
The Company reports its results based on a "52-53 week" year ending on the last Friday of September. Fiscal 2014, 2013 and 2012 each consisted of 52 weeks. Unless otherwise indicated, fiscal 2014, 2013 and 2012 refer to the Company's fiscal years ended September 26, 2014, September 27, 2013 and September 28, 2012, respectively.

2.	Summary of Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue for product sales when title and risk of loss have transferred from the Company to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions. The Company sells products directly to retail pharmacies and end user customers and through distributors who resell the products to retail pharmacies, institutions and end user customers. Chargebacks and rebates represent credits that are provided to certain distributors and customers for either the difference between the Company's contracted price with a customer and the distributor's invoice price paid to the Company or for contractually agreed volume price discounts. When the Company recognizes net sales, it simultaneously records an adjustment to revenue for estimated chargebacks, rebates, product returns and other sales deductions. These provisions are estimated based upon historical experience, estimated future trends, estimated customer inventory levels, current contracted sales terms with customers, level of utilization of the Company's products and other competitive factors. The Company adjusts these reserves to reflect differences between estimated activity and actual experience. Such adjustments impact the amount of net sales recognized by the Company in the period of adjustment.
Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

Shipping and Handling Costs
Shipping costs, which are costs incurred to physically move product from the Company's premises to the customer's premises, are classified as selling, general and administrative expenses. Handling costs, which are costs incurred to store, move and prepare product for shipment, are classified as cost of sales. Shipping costs included in selling, general and administrative expenses were $55.8 million, $56.5 million and $59.1 million in fiscal 2014, 2013 and 2012, respectively.

Research and Development
Internal research and development costs are expensed as incurred. Research and development expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services and other costs.
Upfront and milestone payments made to third parties under license arrangements are expensed as incurred up to the point of regulatory approval of the product. Milestone payments made to third parties upon or subsequent to regulatory approval are capitalized as an intangible asset and amortized to cost of sales over the estimated useful life of the related product.

Advertising
Advertising costs are expensed when incurred. Advertising expense was $7.4 million, $7.5 million and $8.8 million in fiscal 2014, 2013 and 2012, respectively, and is included in selling, general and administrative expenses.

Currency Translation
For the Company's non-U.S. subsidiaries that transact in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using fiscal year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the consolidated and combined financial statements as a component of accumulated other comprehensive income. For subsidiaries operating in highly inflationary environments or where the functional currency is different from the local currency, non-monetary assets and liabilities are translated at the rate of exchange in effect on the date the assets and liabilities were acquired or assumed, while monetary assets and liabilities are translated at fiscal year-end exchange rates. Translation adjustments of these subsidiaries are included in net income. Gains and losses resulting from foreign currency transactions are included in net income. During fiscal 2014 and 2013, $0.6 million of foreign currency gains and $14.2 million of foreign currency losses, respectively, were included within net income. The Company entered into derivative instruments to mitigate the exposure of movements in certain of these foreign currency transactions and recognized a $7.9 million loss in fiscal 2014 and a $10.5 million gain in fiscal 2013. The impact of foreign currency transactions and derivatives was not material to net income in fiscal 2012.

Cash and Cash Equivalents
The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects an estimate of losses inherent in the Company's accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written off when management determines they are uncollectible. Trade accounts receivable are also presented net of reserves related to chargebacks and non-branded rebates payable to customers for whom we have trade accounts receivable and the right of offset exists.

Inventories
Inventories are recorded at the lower of cost or market value, primarily using the first-in, first-out convention. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Depreciation for property, plant and equipment assets, other than land and construction in process, is generally based upon the following estimated useful lives, using the straight-line method:

Buildings	10	to	45 years
Leasehold improvements	1	to	20 years
Capitalized software	1	to	10 years
Machinery and equipment	1	to	20 years

 The Company capitalizes certain computer software and development costs incurred in connection with developing or obtaining software for internal use.
Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income.
The Company assesses the recoverability of assets or asset groups using undiscounted cash flows whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If an asset or asset group is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value of the asset or asset group and its fair value.

Acquisitions
Amounts paid for acquisitions are allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

The Company's purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval.
The fair value of in-process research and development ("IPR&D") is determined using the discounted cash flow method. In determining the fair value of IPR&D, the Company considers, among other factors, appraisals, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.
The fair value attributable to IPR&D projects at the time of acquisition is capitalized as an indefinite-lived intangible asset and tested for impairment until the project is completed or abandoned. Upon completion of the project, the indefinite-lived intangible asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the project is abandoned, the indefinite-lived intangible asset is charged to expense.

Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in a business combination. The Company tests goodwill for impairment during the fourth quarter of each fiscal year, or more frequently if impairment indicators arise. The impairment tests is comprised of a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. The Company estimates the fair value of its reporting units through internal analyses and valuation, utilizing an income approach (a level three measurement technique) based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit's goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined, with the Company allocating the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.
Intangible assets acquired in a business combination are recorded at fair value, while intangible assets acquired in other transactions are recorded at cost. Intangible assets with finite useful lives are subsequently amortized generally using the straight-line method over the following estimated useful lives of the assets, except for customer relationships which are amortized over the estimated pattern of benefit from these relationships:

Completed technology	5	to	25 years
License agreements	8	to	30 years
Trademarks	3	to	30 years
Customer relationships			12 years

Amortization expense related to completed technology and certain other intangible assets is included in cost of sales, while amortization expense related to intangible assets that contribute to the Company's ability to sell, market and distribute products is included in selling, general and administrative expenses.
When a triggering event occurs, we evaluate potential impairment of finite-lived intangible assets by first comparing undiscounted cash flows associated with the asset, or the asset group they are part of, to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the assets, or the asset group they are part of, with their carrying value. The fair value of the intangible asset, or the asset group they are part of, is estimated using an income approach. If the fair value is less than the carrying value of the intangible asset, or the asset group they are part of, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the fair value of the asset. The Company assesses the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company annually tests the indefinite-lived intangible assets for impairment by comparing the fair value of the assets, estimated using an income approach, with their carrying value and records an impairment when the carrying value exceeds the fair value.

Contingencies
The Company is subject to various patent, product liability, government investigations, environmental liability and other legal proceedings in the ordinary course of business. The Company records accruals for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reasonably determinable. The impact of the discount in the consolidated balance sheets was not material in any period presented. Legal fees, other than those pertaining to environmental and asbestos matters, are expensed as incurred. Insurance recoveries related to potential claims are recognized up to the amount of the recorded liability when coverage is confirmed and the estimated recoveries are probable of payment. Assets and liabilities are not netted for financial statement presentation.

Asset Retirement Obligations
The Company establishes asset retirement obligations for certain assets at the time they are installed. The present value of an asset retirement obligation is recorded as a liability when incurred. The liability is subsequently adjusted in future periods as accretion expense is recorded or as revised estimates of the timing or amount of cash flows required to retire the asset are obtained. The corresponding asset retirement costs are capitalized as part of the carrying value of the related long-lived asset and depreciated over the asset's useful life. The Company's obligations to decommission two facilities upon a cessation of its radiological licensed operations are primarily included on the consolidated balance sheet as other liabilities.

Share-Based Compensation
The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. That cost is recognized over the period during which an employee is required to provide service in exchange for the award, the requisite service period (generally the vesting period). For more information about our share-based awards, refer to Note 14.

Income Taxes
Income taxes for periods prior to the Separation were calculated on a separate tax return basis (inclusive of certain loss benefits), although the Company's operations had historically been included in Covidien's U.S. federal and state tax returns or the tax returns of non-U.S. jurisdictions. Accordingly, the income taxes presented for periods prior to June 28, 2013 do not necessarily reflect the results that would have occurred as an independent, publicly-traded company. With the exception of certain non-U.S. entities, the Company did not maintain taxes payable to or from Covidien and the Company was deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements were reflected as changes in parent company investment.
Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the consolidated and combined financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company determines whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not expected to be realized on the uncertain tax position, an income tax liability is established. Interest and penalties on income tax obligations, associated with uncertain tax positions, are included in the provision for income taxes. Interest on transactions treated as installment sales are included within interest expense.
The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across the Company's global operations. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from current estimates of the tax liabilities. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary. A significant portion of these potential tax liabilities are recorded in other income tax liabilities on the consolidated balance sheets as payment is not expected within one year.

Parent Company Investment
Parent company investment in periods prior to the Separation represents Covidien's historical investment in the Company, the Company's accumulated net earnings after income taxes for periods prior to that date, and the net effect of transactions with and allocations from Covidien.

3.	Recently Issued Accounting Standards
The Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-11 in December 2011, "Disclosures about Offsetting Assets and Liabilities," which was clarified in January 2013 by ASU 2013-01 "Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities." This guidance provides new disclosure requirements about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a netting agreement, to enable users of financial statements to understand the effects or potential effects of those arrangements on an entity's financial position. The guidance was effective for the Company in the first quarter of fiscal 2014. The adoption did not have a material impact on the Company's financial condition, results of operations and cash flows.
FASB issued ASU 2013-02, "Reporting Amounts Classified out of Accumulated Other Comprehensive Income," in February 2013. This guidance requires an entity to present, either on the face of the statement of income or separately in the notes to the financial statements, the effects on net income of significant amounts reclassified out of each component of accumulated other comprehensive income, if those amounts are required to be reclassified to net income in their entirety in the same reporting period. For other amounts not required to be reclassified to net income in their entirety, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. The guidance was effective for the Company in the first quarter of fiscal 2014. The adoption did not have a material impact on the Company's financial condition, results of operations and cash flows.
FASB issued ASU 2013-04, "Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date," in February 2013. This update provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance. An entity is required to measure those obligations as the sum of the amount the entity has agreed to pay on the basis of its arrangement among its co-obligors, and any additional amounts it expects to pay on behalf of its co-obligors. The guidance also requires the entity to disclose the nature and amount of those obligations. The guidance is effective for the Company in the first quarter of fiscal 2015. Based on the assessment to date, the Company does not believe the adoption of this pronouncement will have a material impact to the Company’s financial condition, results of operations and cash flows.
FASB issued ASU 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists," in July 2013. This update provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists, to eliminate diversity in practice in the presentation of unrecognized tax benefits in those instances. Except in certain circumstances, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. This guidance is effective for the Company in the first quarter of fiscal 2015. The Company has completed its assessment and does not believe the adoption of this pronouncement will have a material impact to the Company’s financial condition, results of operations and cash flows.
FASB issued ASU 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity," in April 2014. Under the new guidance, only disposals representing a strategic shift in a company's operations and financial results should be reported as discontinued operations, with expanded disclosures. In addition, disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify as a discontinued operation is required. This guidance is effective for the Company in the first quarter of fiscal 2016, with early adoption permitted. The Company did not have any recent significant disposals. The Company will assess the impact of the pronouncement to prospective disposals, if applicable, disclosures in future filings and the potential early adoption of the standard.
FASB issued ASU 2014-09, "Revenue from Contracts with Customers," in May 2014. The issuance of ASU 2014-09 and International Financial Reporting Standards ("IFRS") 15, "Revenue from Contracts with Customers," completes the joint effort by FASB and the International Accounting Standards Board to clarify the principles for recognizing revenue and develop a common revenue standard for U.S. GAAP and IFRS. Under the new guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, applying the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance is effective for the Company in the first quarter of fiscal 2018. Early adoption is not permitted for public companies. The Company will assess the impact of the pronouncement.

4.	Discontinued Operations and Divestitures
Discontinued Operations
During fiscal 2010, the Specialty Chemicals business (formerly known as "Mallinckrodt Baker") was sold because its products and customer bases were not aligned with the Company's long-term strategic objectives. This business met the discontinued operations criteria and, accordingly, was included in discontinued operations for all periods presented. During fiscal 2014, 2013 and 2012, the Company recorded a loss of $0.7 million, a gain of $1.0 million, and a loss of $6.7 million, respectively. These gains and losses were primarily related to the indemnification obligations to the purchaser, which are discussed in Note 17.

License of Intellectual Property
The Company was involved in patent disputes with a counterparty relating to certain intellectual property relevant to extended-release oxymorphone. In December 2013, the counterparty agreed to pay the Company an upfront cash payment of $4.0 million and contractually obligated future payments of $8.0 million through July 2018, in exchange for the withdrawal of all claims associated with the intellectual property and a license to utilize the Company's intellectual property. The Company has completed the earnings process associated with the agreement and recorded an $11.7 million gain, included within gains on divestiture and license, during fiscal 2014.

Divestitures
During fiscal 2011, the Company sold the rights to market TussiCaps™ extended-release capsules, a cough suppressant, for an upfront cash payment of $11.5 million. As a result of this transaction, the Company recorded an $11.1 million gain. The purchaser also may be obligated to make contingent payments to the Company of up to $11.5 million from December 31, 2011 through September 30, 2015, payable in equal quarterly installments until such time as a new competitive generic product is introduced into the market. In addition, the Company would receive a $1.0 million contingent payment if certain sales targets are achieved over the same time period. The Company received $2.9 million of contingent payments during fiscal 2014, 2013 and 2012.

5.	Acquisitions and License Agreements
Business Acquisitions
Questcor Pharmaceuticals
On August 14, 2014, the Company acquired all of the outstanding common stock of Questcor, a biopharmaceutical company, for total consideration of approximately $5.9 billion, comprised of cash consideration of $30.00 per share, 0.897 ordinary shares of the Company for each share of Questcor common stock owned and the portion of outstanding equity awards deemed to have been earned as of August 14, 2014 ("the Questcor Acquisition"). The acquisition was funded through an issuance of approximately 57 million common shares, proceeds from the issuance of $900.0 million aggregate principle of senior unsecured notes, proceeds from the issuance of $700.0 million senior secured term loan facility, $150.0 million of cash from a receivable securitization program, as further discussed in Note 12, and cash on hand. H.P. Acthar® Gel (repository corticotropin injection) ("Acthar"), Questcor's primary product, is focused on the treatment of patients with serious, difficult-to-treat autoimmune and rare diseases. Acthar is an injectable drug that is approved by the U.S. Food and Drug Administration ("FDA") for use in 19 indications, including the areas of neurology, rheumatology, nephrology and pulmonology. Questcor also supplies specialty contract manufacturing services to the global pharmaceutical and biotechnology industry through its wholly-owned subsidiary, BioVectra Inc. ("BioVectra")

Cadence Pharmaceuticals
On March 19, 2014, the Company acquired all of the outstanding common stock of Cadence Pharmaceuticals, Inc. ("Cadence"), a biopharmaceutical company focused on commercializing products principally for use in the hospital setting, for total consideration of $14.00 per share in cash, or approximately $1.3 billion ("the Cadence Acquisition"). The acquisition was primarily funded through a $1.3 billion senior secured term loan credit facility, as further discussed in Note 12. Cadence's sole product, OFIRMEV® (acetaminophen) injection ("Ofirmev"), is a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The Cadence Acquisition added a growth product to the Specialty Brands segment and provides the Company an opportunity to expand its reach into the adjacent hospital market, in which Cadence had established a presence.

CNS Therapeutics
On October 1, 2012, the Company acquired all the outstanding equity of CNS Therapeutics, Inc. ("CNS Therapeutics"), a specialty pharmaceuticals company focused on developing and commercializing intrathecal products for site-specific administration to the central nervous system to treat neurological disorders and intractable chronic pain, for total consideration, net of cash acquired, of $95.0 million. The total consideration was comprised of an upfront cash payment of $88.1 million (net of cash acquired of $3.6 million) and the fair value of contingent consideration of $6.9 million. This contingent consideration, which could potentially total a maximum of $9.0 million, is discussed further in Note 19. The acquisition of CNS Therapeutics expanded the Company's branded pharmaceuticals portfolio and supports the Company's strategy of leveraging its therapeutic expertise and core capabilities in manufacturing, regulatory and commercialization to serve patients. With the acquisition, the Company now offers products for use in the management of severe spasticity of cerebal or spinal origin with a research and development pipeline of an additional presentation and concentration of GABLOFEN® (baclofen injection) ("Gablofen"), as well as other investigational pain products for intrathecal administration.

Fair Value Allocation
The following amounts represent the preliminary allocation of the fair value of the identifiable assets acquired and liabilities assumed for the Cadence Acquisition and Questcor Acquisition and final allocation of the fair value of the identifiable assets acquired and liabilities assumed for CNS Therapeutics acquisition:

	Questcor Pharmaceuticals	Cadence Pharmaceuticals	CNS Therapeutics
Cash	$445.1	$43.2	$3.6
Inventory	67.9	21.0	—
Intangible assets	5,601.1	1,300.0	91.9
Goodwill (non-tax deductible)	1,771.5	318.1	24.5
Other assets, current and non-current	273.9	18.0	9.7
Total assets acquired	8,159.5	1,700.3	129.7
Current liabilities	159.8	60.1	4.0
Unpaid purchase consideration (current)	128.8	—	—
Other liabilities (non-current)	183.7	18.7	—
Deferred tax liabilities, net (non-current)	1,900.7	292.3	27.1
Contingent consideration (non-current)	—	—	6.9
Total liabilities assumed	2,373.0	371.1	38.0
Net assets acquired	$5,786.5	$1,329.2	$91.7

The following reconciles the total consideration to net assets acquired:

	Questcor Pharmaceuticals	Cadence Pharmaceuticals	CNS Therapeutics
Total consideration, net of cash	$5,470.2	$1,286.0	$95.0
Plus: cash assumed in acquisition	445.1	43.2	3.6
Total consideration	5,915.3	1,329.2	98.6
Less: unpaid purchase consideration	(128.8)	—	—
Less: contingent consideration	—	—	(6.9)
Net assets acquired	$5,786.5	$1,329.2	$91.7

Intangible assets acquired consist of the following:

Questcor Pharmaceuticals	Amount	Weighted-Average Amortization Period
Completed technology	$5,343.3	18 years
Trademark	5.2	13 years
Customer relationships	34.3	12 years
In-process research and development	218.3	Non-Amortizable
	$5,601.1

The completed technology intangible asset relates to Acthar. The trademark and customer relationship intangible assets relate to BioVectra. The in-process research and development relates to the development of Synacthen®, a synthetic pharmaceutical product. The fair value of the intangible assets were determined using the income approach, which is a valuation technique that provides an estimate of the fair value of the asset based on market participant expectations of the cash flows an asset would generate. The cash flows were discounted at various discount rates commensurate with the level of risk associated with each asset or their projected cash flows. Completed technology, customer relationships, trademark and in-process research and development intangibles utilized discount rates of 14.5%, 10.0%, 10.0% and 16.0%, respectively. The in-process research and development discount rate was developed after assigning a probability of success to achieving the projected cash flows based on the current stage of development, inherent uncertainty in the FDA approval process and risks associated with commercialization of a new product. Based on the Company's preliminary estimate, the excess of purchase price over net tangible and intangible assets acquired resulted in goodwill, which represents the assembled workforce, anticipated synergies and the tax status of the transaction. The goodwill is not deductible for U.S. income tax purposes. The majority of assets acquired are included within the Company's Specialty Brands segment.

Cadence Pharmaceuticals	Amount	Amortization Period
Completed technology	$1,300.0	8 years

The completed technology intangible asset relates to Ofirmev, the rights to which have been in-licensed from Bristol-Myers Squibb Company ("BMS"). The fair value of the intangible asset was determined using the income approach, which is a valuation technique that provides an estimate of the fair value of the asset based on market participant expectations of the cash flows an asset would generate. The cash flows were discounted at a 13.0% rate. For more information on the BMS license agreement, refer to "License Agreement" below. The excess of purchase price over net tangible and intangible assets acquired resulted in goodwill, which represents the assembled workforce, anticipated synergies and the tax status of the transaction. The goodwill is not deductible for U.S. income tax purposes. All assets acquired are included within the Company's Specialty Brands segment.

CNS Therapeutics	Amount	Weighted-Average Amortization Period
Completed technology	$73.1	13 years
Trademark	0.2	3 years
In-process research and development	18.6	Non-Amortizable
	$91.9

The in-process research and development projects primarily relate to certain investigational intrathecal pain products. As of the date of acquisition, these pain products were in various stages of development, with further development, testing, clinical trials and regulatory submission required in order to bring them to market. At the acquisition date, the total cost to complete these products was estimated to be approximately $18.0 million. The Company expects that regulatory approvals will occur between 2015 and 2018. The valuation of the in-process research and development was determined using, among other factors, appraisals primarily based on the discounted cash flow method. The cash flows were discounted at a 35% rate, which was considered commensurate with the risks and stages of development of the pain products. Future residual cash flows that could be generated from the products were determined based upon management's estimate of future revenue and expected profitability of the products. These projected cash flows were then discounted to their present values taking into account management's estimate of future expenses that would be necessary to bring the products to completion. The goodwill is not deductible for U.S. income tax purposes. The majority of assets acquired are included within the Company's Specialty Brands segment.

Financial Results - The amount of net sales and earnings included in the Company's fiscal 2014 results for each of the fiscal 2014 acquisitions discussed above were as follows:

Net Sales
Questcor	$129.2
Cadence	124.4
$253.6
Operating income (loss)
Questcor	$17.4
Cadence	(66.9)
$(49.5)

Acquisition-Related Costs - Acquisition-related costs incurred in fiscal 2014 for each of the fiscal 2014 acquisitions discussed above were as follows:

Questcor	47.5
Cadence	17.6
$65.1

Unaudited Pro Forma Financial Information - The following unaudited pro forma information presents a summary of the results of operations for the periods indicated as if the Questcor Acquisition and Cadence Acquisition had been completed as of September 29, 2012. The pro forma financial information is based on the historical financial information for Mallinckrodt, Questcor and Cadence, along with certain pro forma adjustments. These pro forma adjustments consist primarily of:

•	non-recurring costs related to the step-up in fair value of acquired inventory and transaction costs related to the acquisitions;

•	increased amortization expense related to the intangible assets acquired in the acquisitions;

•	elimination of direct acquisition transaction costs from the period of acquisition;

•
increased interest expense to reflect the variable-rate term loan and revolving credit facility entered into in connection with the acquisition of Cadence (utilizing the interest rate in effect at September 26, 2014 of 3.50%) and the fixed-rate senior unsecured notes and variable-rate term loan entered into in connection with the acquisition of Questcor (utilizing the interest rate in effect at September 26, 2014 of 3.50%), including interest and amortization of deferred financing costs and original issue discount; and

•	the related income tax effects.

The following unaudited pro forma information has been prepared for comparative purposes only and is not necessarily indicative of the results of operations as they would have been had the acquisition occurred on the assumed date, nor is it necessarily an indication of future operating results. In addition, the unaudited pro forma information does not reflect the cost of any integration activities, benefits from any synergies that may be derived from the acquisition or revenue growth that may be anticipated.

	2014	2013
Net sales	$3,487.1	$3,015.5
Net income (loss)	(326.8)	(61.5)

Basic earnings (loss) per share	$(2.84)	$(0.54)
Diluted earnings (loss) per share	(2.84)	(0.54)

The consolidated and combined statement of income for fiscal 2013 contained $29.2 million of net sales of intrathecal products added to the Company's portfolio from the CNS Therapeutics acquisition. Acquisition and integration costs included in the periods presented were not material. The Company does not believe that the results of operations for the periods presented would have been materially different had the acquisition taken place at the beginning of the first period presented.

Product Acquisitions
Roxicodone
In August 2012, the Company's Specialty Brands segment paid $13.2 million under an agreement to acquire all of the rights to Xanodyne Pharmaceuticals, Inc.'s Roxicodone®, which was capitalized as an intangible asset. Roxicodone is an immediate-release oral formulation of oxycodone hydrochloride indicated for the management of moderate to severe pain where the use of an opioid analgesic is appropriate. Roxicodone is the Reference Listed Drug for one of the Company's generic products and is important to the Company's product pipeline. Sales of Roxicodone during fiscal 2014 and 2013 were $13.1 million and $8.4 million, respectively. There are no ongoing royalty payments under this agreement.

License Agreements
Bristol-Myers Squibb
As part of the Cadence Acquisition, the Company acquired the exclusive development and commercialization rights to Ofirmev in the U.S. and Canada, as well as the rights to the patents and technology, which were originally in-licensed by Cadence from BMS in March 2006. BMS sublicensed these rights to Cadence under a license agreement with SCR Pharmatop S.A. ("Pharmatop"), and the Company has the right to grant sublicenses to third parties. Under this license agreement, the Company may be obligated to make future milestone payments of up to $25.0 million upon the achievement of certain levels of net sales, in addition to on-going royalties on the sales of the product. From the date of acquisition to the end of fiscal 2014, the Company paid royalties of $13.2 million.

Exalgo
In 2009, the Company's Specialty Brands segment acquired the rights to market and distribute the pain management drug EXALGO® (hydromorphone HCl) extended-release tablets (CII) ("Exalgo") in the U.S. Under the license agreement, the Company is obligated to make additional payments of up to $73.0 million based on the successful completion of specified development and regulatory milestones. Through fiscal 2014, $65.0 million of additional payments have been made, with $55.0 million being capitalized as an intangible asset. The amount capitalized related to the FDA approval of the New Drug Application ("NDA") for the 8 mg, 12 mg and 16 mg tablet dosage forms of Exalgo. During fiscal 2012 the Company received FDA approval to market a 32 mg tablet dosage form. The Company is also required to pay royalties on sales of the product. During fiscal 2014, 2013 and 2012, the Company paid royalties of $22.0 million, $24.0 million and $16.1 million, respectively.
In January 2014, the Company purchased royalty rights associated with Exalgo for $7.2 million, which have been classified as an intangible asset.

Depomed
In 2009, the Company's Specialty Brands segment licensed worldwide rights to utilize Depomed, Inc.'s ("Depomed") Acuform™ gastric retentive drug delivery technology for the exclusive development of four products. Under this license agreement, the Company may be obligated to pay up to $64.0 million in development milestone payments. Through fiscal 2014, approximately $22.0 million of these payments have been made by the Company. During fiscal 2014, upon approval by the FDA for XARTEMIS™ XR (oxycodone HCl and acetaminophen) extended release tablets CII ("Xartemis XR"), the Company made a milestone payment of $10.0 million, which has been capitalized as an intangible asset. In addition, subsequent to FDA's acceptance of our NDA for MNK-155 in July 2014, the Company made a milestone payment of $5.0 million, which was expensed as incurred as they were made prior to regulatory approval. During fiscal 2013 and 2012, milestone payments of $5.0 million and an insignificant amount, respectively, were expensed as incurred as they were also made prior to regulatory approval. In addition, an insignificant amount of royalties have been paid through fiscal 2014.

Pennsaid
In 2009, the Company's Specialty Brands segment entered into a licensing agreement which granted it rights to market and distribute PENNSAID® 1.5% w/w and PENNSAID® 2% w/w ("Pennsaid") a formulation of diclofenac sodium topical solution which was approved in February 2014 by the FDA and indicated for the treatment of pain associated with osteoarthritis of the knee. The Company was responsible for all future development activities and expenses and were required to make milestone payments of up to $120.0 million based upon the successful completion of specified regulatory and sales milestones. Through fiscal 2014, $15.0 million of these payments were made, all of which were capitalized as an intangible asset as the payment related to the fiscal 2010 FDA approval of the Pennsaid NDA. The Company is also required to pay royalties on sales of the products under this agreement. During fiscal 2014, 2013 and 2012, the Company paid royalties of $4.3 million, $3.9 million and $7.5 million, respectively. For further discussion regarding Pennsaid, refer to Note 18.
During the fourth quarter of fiscal 2014, the Company reached an agreement in principle with Nuvo Research Inc. ("Nuvo") to settle various claims associated with our license of Pennsaid obtained from Nuvo. As part of the legal settlement, the Company agreed to return the license to Nuvo, which resulted in the Company recording an impairment of $11.1 million during the fourth quarter of fiscal 2014. For more information on the Nuvo matter, refer to Note 18.

6.	Restructuring and Related Charges
During fiscal 2013, the Company launched a restructuring program designed to improve its cost structure ("the 2013 Mallinckrodt Program"). The 2013 Mallinckrodt Program includes actions across all segments, as well as within corporate functions. The Company expects to incur charges of $100.0 million to $125.0 million under this program as the specific actions required to execute on these initiatives are identified and approved, most of which are expected to be incurred by the end of fiscal 2016.
Prior to Separation, Covidien initiated restructuring programs, which also applied to its Pharmaceutical business. These programs were substantially completed as of September 26, 2014.
Net restructuring and related charges by segment are as follows:

	Fiscal Year
	2014	2013	2012
Specialty Brands	$57.0	$5.2	$0.6
Specialty Generics	9.8	11.2	10.7
Global Medical Imaging	60.9	16.4	7.9
Corporate	1.4	3.0	—
Restructuring and related charges, net	129.1	35.8	19.2
Less: accelerated depreciation	(0.5)	(2.6)	(8.0)
Restructuring charges, net	$128.6	$33.2	$11.2

Net restructuring and related charges are comprised of the following:

	Fiscal Year
	2014	2013	2012
2013 Mallinckrodt Program	$74.5	$14.9	$—
Acquisition programs	56.4	—	—
Other programs	(1.8)	20.9	19.2
Total programs	129.1	35.8	19.2
Less: non-cash charges, including impairments and accelerated share based compensation expense	(61.3)	(2.6)	(6.2)
Total charges expected to be settled in cash	$67.8	$33.2	$13.0

Non-cash charges in fiscal 2014 include $35.1 million of accelerated share based compensation expense related to employee terminations, primarily related to our Questcor acquisition, and $25.6 million of property, plant and equipment asset impairments. The following table summarizes cash activity for restructuring reserves, substantially all of which related to employee severance and benefits, with the exception of $8.5 million related to consulting costs associated with restructuring initiatives:

	2013 Mallinckrodt Program	Acquisition Programs	Other Programs	Total
Balance at September 30, 2011	$—	$—	$7.6	$7.6
Charges	—	—	12.8	12.8
Changes in estimate	—	—	0.2	0.2
Cash payments	—	—	(11.5)	(11.5)
Reclassifications (1)	—	—	(0.2)	(0.2)
Balance at September 28, 2012	—	—	8.9	8.9
Charges	14.9	—	20.9	35.8
Changes in estimate	—	—	(2.6)	(2.6)
Cash payments	—	—	(15.1)	(15.1)
Reclassifications (1)	—	—	(1.5)	(1.5)
Balance at September 27, 2013	14.9	—	10.6	25.5
Charges	58.2	22.9	2.5	83.6
Changes in estimate	(9.4)	(1.6)	(4.8)	(15.8)
Cash payments	(34.8)	(13.4)	(6.8)	(55.0)
Reclassifications (1)	(1.3)	—	(1.0)	(2.3)
Currency translation	(1.0)	—	(0.1)	(1.1)
Balance at September 26, 2014	$26.6	$7.9	$0.4	$34.9

(1)	Represents the reclassification of pension and other postretirement benefits from restructuring reserves to pension and postretirement obligations.

Net restructuring and related charges, including associated asset impairments, incurred cumulative to date related to the 2013 Mallinckrodt Program are as follows:

Specialty Brands	$1.1
Specialty Generics	11.5
Global Medical Imaging	71.5
Corporate	5.3
$89.4

Substantially all of the restructuring reserves are included in accrued and other current liabilities on the Company's consolidated balance sheets.

7.	Income Taxes
The U.S. and non-U.S. components of income from continuing operations before income taxes were as follows:

	2014	2013	2012
U.S.	$(334.7)	$70.0	$174.6
Non-U.S.	(28.7)	56.4	61.5
Total	$(363.4)	$126.4	$236.1

Significant components of income taxes related to continuing operations are as follows:

	2014	2013	2012
Current:
U.S.:
Federal	$49.8	$45.7	$61.1
State	1.5	9.2	7.2
Non-U.S.	11.4	22.7	17.5
Current income tax provision	62.7	77.6	85.8
Deferred:
U.S.:
Federal	(68.3)	(11.7)	5.3
State	(17.0)	(1.2)	2.4
Non-U.S.	(22.2)	3.9	1.3
Deferred income tax (benefit) provision	(107.5)	(9.0)	9.0
	$(44.8)	$68.6	$94.8

The fiscal 2014 U.S. federal and state current income tax provisions reflect a utilization of $221.3 million of net operating losses and $8.6 million of U.S. Research credits. The net operating loss utilization is comprised of $187.8 million of net operating losses acquired in conjunction with the acquisition of Cadence and the remainder utilization relating to net operating losses carried forward from fiscal 2013.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company's provision for income taxes on continuing operations is as follows:

	2014	2013	2012
Notional U.S. federal income taxes at the statutory rate	$(127.2)	$44.3	$82.6
Adjustments to reconcile to income tax provision:
U.S. state income tax provision, net (1)	(7.9)	4.8	7.1
Rate difference between non-U.S. and U.S. jurisdictions (2) (3)	(5.8)	(2.2)	(3.5)
Domestic manufacturing deduction	(4.8)	(2.5)	(3.0)
Valuation allowances, nonrecurring	(2.4)	3.4	—
Adjustments to accrued income tax liabilities and uncertain tax positions (3)	(0.5)	8.6	1.2
Interest and penalties on accrued income tax liabilities and uncertain tax positions (3)	(8.0)	4.7	1.1
Investment in partnership	20.0	—	—
Credits, principally research (4)	(0.7)	(6.2)	(0.8)
Impairments, nondeductible	76.9	—	—
Permanently nondeductible and nontaxable items (5)	15.0	12.0	8.1
Other	0.6	1.7	2.0
Provision for income taxes	$(44.8)	$68.6	$94.8

(1)	Fiscal 2014 includes approximately $4.4 million of tax benefit associated with the favorable impact of the Questcor acquisition on the Company's measurement of its net deferred tax liabilities.

(2)	Excludes non-deductible charges and other items which are broken out separately in the statutory rate reconciliation presented. Also includes the impact of certain valuation allowances.

(3)	Fiscal years 2013 and 2012 include impact of items relating to entities retained by Covidien in connection with the Separation.

(4)
Due to the December 31, 2011 tax law expiration, fiscal 2012 includes U.S. Research Credits for only the three months ended December 31, 2011. During fiscal 2013, the legislation was extended, with a retroactive effective date of January 1, 2012. As such, fiscal 2013 includes approximately $2.3 million of credit related to the period January 1, 2012 through September 28, 2012. Due to the December 31, 2013 tax law expiration, fiscal 2014 includes $0.7 million for the period September 28, 2013 through December 31, 2013.

(5)	Includes the impact of nondeductible transaction and separation costs.

As of September 26, 2014, September 27, 2013 and September 28, 2012, the amounts of unrecognized tax benefits for which the Company is legally and directly liable and would be required to remit cash if not sustained were $82.0 million, $100.1 million and $13.4 million, respectively. For periods prior to the Separation, the Company's operations had been included in tax returns filed by Covidien or certain of its subsidiaries not included in the Company's historical combined financial statements. As a result, some federal uncertain tax positions related to the Company's operations resulted in unrecognized tax benefits that are obligations of entities not included in the combined financial statements for periods prior to June 28, 2013. Because the activities that gave rise to these unrecognized tax benefits relate to the Company's operations, the impact of these items (presented in the table below) were charged to the income tax provision through parent company investment, which was a component of parent company equity in the combined balance sheets.
The following table summarizes the activity related to the Company's unrecognized tax benefits, excluding interest:

	2014	2013	2012
Balance at beginning of fiscal year	$100.1	$165.5	$168.4
Unrecognized tax benefits retained by Covidien	—	(153.7)	—
Unrecognized tax benefits transferred from Covidien	—	84.2	—
Additions related to current year tax positions	3.2	3.5	1.3
Additions related to prior period tax positions	30.6	6.6	1.6
Reductions related to prior period tax positions	(33.0)	(4.3)	(1.9)
Settlements	(6.9)	(1.6)	(1.7)
Lapse of statute of limitations	(12.0)	(0.1)	(2.2)
Balance at end of fiscal year	82.0	100.1	165.5
Cash advance paid in connection with proposed settlements	—	—	(23.5)
Balance at end of fiscal year, net of cash advance	$82.0	$100.1	$142.0

During fiscal 2011, Covidien made a $35.1 million advance payment to the U.S. Internal Revenue Service ("IRS") in connection with the proposed settlement of certain tax matters. This payment was comprised of $23.5 million of tax and $11.6 million of interest. This asset was retained by Covidien in connection with the Separation. During fiscal 2014, the Company made a $35.9 million advanced payment to the IRS in connection with the proposed settlement of certain tax matters for 2005 through 2007. This payment was comprised of $27.3 million of tax and $8.6 million of interest. As of September 26, 2014, the 2005 through 2007 U.S. federal tax years were considered to have been effectively settled. Therefore, this advance payment, associated unrecognized tax benefits and interest were moved to Accrued and other current liabilities.
Unrecognized tax benefits, excluding interest, are reported in the following consolidated and combined balance sheet captions in the amount shown:

	September 26, 2014	September 27, 2013
Accrued and other current liabilities	$6.5	$23.4
Other income tax liabilities	70.7	76.7
Deferred income taxes (non-current liability)	4.8	—
	$82.0	$100.1

Included within total unrecognized tax benefits at September 26, 2014, September 27, 2013 and September 28, 2012, were $82.0 million, $96.3 million and $144.3 million, respectively, of unrecognized tax benefits, which if favorably settled would benefit the effective tax rate. The remaining unrecognized tax benefits for each period would be offset by the write-off of related deferred and other tax assets, if recognized. During fiscal 2014, the Company accrued $7.0 million of additional interest and released interest of $24.0 million. During fiscal 2013 and 2012, the Company accrued additional interest of $2.4 million and $1.4 million, respectively. The total amount of accrued interest related to uncertain tax positions was $45.1 million, $62.1 million and $33.9 million, respectively. Of the $33.9 million accrued as of September 28, 2012, $26.0 million was included within parent company investment on the combined balance sheet. This amount was retained by Covidien in connection with the Separation and $51.8 million of accrued interest related to unrecognized tax benefits was transferred to the Company.
It is reasonably possible that within the next twelve months, as a result of the resolution of various federal, state and foreign examinations and appeals and the expiration of various statutes of limitation, that the unrecognized tax benefits could decrease by up to $19.8 million. Interest and penalties could decrease by up to $13.4 million.
Income taxes payable, including uncertain tax positions and related interest accruals, is reported in the following consolidated and combined balance sheet captions in the amounts shown.

	September 26, 2014	September 27, 2013
Accrued and other current liabilities	$17.7	$28.2
Other income tax liabilities	122.6	153.1
	$140.3	$181.3

Other assets includes $14.8 million of tax payments associated with non-current deferred intercompany transactions. Prepaid expenses and other current assets includes a receivable of $60.0 million associated with the Questcor acquisition and tax payments of $3.6 million associated with current deferred intercompany transactions.

	September 26, 2014	September 27, 2013
Other assets	14.8	—
Prepaid expenses and other current assets	76.6	5.4
	$91.4	$5.4

Covidien continues to be examined by various taxing authorities for periods the Company was included within the consolidated results of Covidien. In connection with the Separation, the Company entered into a tax matters agreement ("the Tax Matters Agreement") with Covidien that generally governs Covidien's and Mallinckrodt's respective rights, responsibilities and obligations after the Separation with respect to certain taxes, including, but not limited to, ordinary course of business taxes. For further information on the Tax Matters Agreement, refer to Note 16.

As of September 26, 2014, tax years that remain subject to examination in the Company's major tax jurisdictions are as follows:

Jurisdiction	Earliest Open Year
U.S. - federal and state	1996
Ireland	2009
Netherlands	2013
Switzerland	2012

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred tax (liability) asset at the end of each fiscal year were as follows:

	September 26, 2014	September 27, 2013
Deferred tax assets:
Accrued liabilities and reserves	$79.1	$35.5
Inventories	22.1	30.5
Tax loss and credit carryforwards	102.0	53.6
Environmental liabilities	29.5	27.3
Rebate reserves	41.1	43.4
Expired product	38.9	18.4
Postretirement benefits	36.3	31.2
Federal and state benefit of uncertain tax positions and interest	29.6	47.1
Deferred intercompany interest	—	19.2
Share-based compensation	28.0	12.3
Other	31.5	25.6
	438.1	344.1
Deferred tax liabilities:
Property, plant and equipment	(110.0)	(160.5)
Intangible assets	(2,176.5)	(113.1)
Installment sale	(93.5)	—
Investment in partnership	(191.3)	(173.6)
	(2,571.3)	(447.2)
Net deferred tax (liability) asset before valuation allowances	(2,133.2)	(103.1)
Valuation allowances	(77.5)	(30.0)
Net deferred tax (liability) asset	$(2,210.7)	$(133.1)

Deferred taxes are reported in the following consolidated and combined balance sheet captions in the amounts shown:

	September 26, 2014	September 27, 2013
Deferred income taxes (current asset)	$165.2	$171.1
Other non-current assets	24.1	7.5
Accrued and other current liabilities	(1.4)	(1.6)
Deferred income taxes (non-current liability)	(2,398.6)	(310.1)
Net deferred tax (liability) asset	$(2,210.7)	$(133.1)

The Company's current deferred tax asset decreased from $171.1 million at September 27, 2013 to $165.2 million at September 26, 2014 primarily due to an increase in deferred tax assets of $21.4 million as a result of the acquisition of Questcor, offset by the Company's utilization of its U.S. federal net operating losses and the utilization of U.S. Research credits. Additionally, the Company's non-current deferred tax liability increased from $310.1 million at September 27, 2013 to $2,398.6 million at September 26, 2014, primarily due to $292.3 million related to the acquisition of Cadence, $1,900.7 million related to the acquisition of Questcor, $20.0 million related to an adjustment to the Company's indefinite lived deferred tax liability on its wholly owned partnership investment resulting from pre-Separation income tax adjustments to Covidien and its predecessor affiliates, $43.3 million of decreases associated with amortization of intangibles, $25.7 million of decreases associated with impairments, and increases to operational deferred tax assets due to normal operating activities.
The acquisition of Cadence resulted in a net deferred tax liability increase of $292.3 million. Significant components of this increase include $487.2 million of deferred tax liability associated with the Ofirmev intangible asset, $197.4 million of deferred tax asset associated with U.S. federal and state net operating losses, $6.4 million of deferred tax assets associated with federal and state tax credits, and a $12.5 million valuation allowance related to the uncertainty of the utilization of certain deferred tax assets. Following the Cadence Acquisition, the Company entered into an internal installment sale transaction that resulted in a decrease of $272.7 million to the deferred tax liability associated with the Ofirmev intangible asset, a $93.6 million increase to the deferred tax liability associated with an installment sale note receivable, and a $182.7 million decrease to the deferred tax asset associated with the U.S. federal and state net operating losses.
The acquisition of Questcor resulted in a net deferred tax liability increase of $1,900.7 million. Significant components of this increase include $1,928.8 million of deferred tax liability associated with the Acthar intangible asset, $10.8 million of deferred tax liability associated with other intangible assets, $16.2 million of deferred tax liability associated with inventory, $34.1 million of deferred tax assets associated with share-based compensation and associated merger cash consideration, and $18.5 million of deferred tax assets associated with accrued royalties.
At September 26, 2014, the Company had approximately $50.6 million of net operating loss carryforwards in certain non-U.S. jurisdictions, of which $41.3 million have no expiration and the remaining $9.3 million will expire in future years through 2024. The Company had $33.1 million of U.S. federal and state net operating loss carryforwards and $3.3 million of primarily U.S. federal capital loss carryforwards at September 26, 2014, which will expire during fiscal 2015 through 2034.
At September 26, 2014 the Company also had $15.9 million of tax credits available to reduce future income taxes payable, primarily in jurisdictions within the U.S., of which $5.2 million have no expiration and the remainder expire during fiscal 2015 through 2029.
The deferred tax asset valuation allowances of $77.5 million and $30.0 million at September 26, 2014 and September 27, 2013, respectively, relate principally to the uncertainty of the utilization of certain deferred tax assets, primarily non-U.S. net operating losses, certain reserves in non-U.S. jurisdictions and realized and unrealized capital losses in the U.S. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets.
During fiscal 2014, 2013 and 2012, the Company provided for U.S. and non-U.S. income and withholding taxes in the amount of $1.4 million, $0.2 million and $0.4 million, respectively, on earnings that were or are intended to be repatriated. In general, the remaining earnings of the Company's subsidiaries are considered to be permanently reinvested. Income taxes are not provided on undistributed earnings of U.S. and non-U.S. subsidiaries that are either indefinitely reinvested or can be distributed on a tax-free basis. As of September 26, 2014, the cumulative amount of such undistributed earnings was approximately $1.1 billion. It is not practicable to determine the cumulative amount of tax liability that would arise if these earnings were remitted.

8.	Earnings (Loss) per Share
In fiscal 2014, basic and diluted earnings (loss) per share were computed using the two-class method. The two-class method is an earnings allocation that determines earnings per share for each class of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. The Company's restricted stock awards, issued in conjunction with the Questcor Acquisition in August 2014, are considered participating securities as holders are entitled to receive non-forfeitable dividends during the vesting term. Diluted earnings per share includes securities that could potentially dilute basic earnings per share during a reporting period, for which the Company includes all share based compensation awards other than participating securities. Dilutive securities, including participating securities, are not included in the computation of loss per share when the Company reports a net loss from continuing operations as the impact would be anti-dilutive.

In periods prior to fiscal 2014, basic earnings (loss) per share was computed by dividing net income by the number of weighted-average shares outstanding during the period. Diluted earnings (loss) per share was computed using the weighted-average shares outstanding and, if dilutive, potential ordinary shares outstanding during the period. Potential ordinary shares represent the incremental ordinary shares issuable for restricted share units and share option exercises. The Company calculated the dilutive effect of outstanding restricted share units and share options on earnings (loss) per share by application of the treasury stock method.
The computations of basic and diluted earnings (loss) per share assumes that the number of shares outstanding for periods prior to June 28, 2013 was equal to the number of ordinary shares of Mallinckrodt outstanding on June 28, 2013, immediately following the distribution of one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien. The dilutive effect of the Company's share-based awards that were issued as a result of the conversion of Covidien share-based awards with the Separation, the conversion of Questcor share-based awards with the Questcor Acquisition, the initial equity awards granted to certain of the Company's executives on July 1, 2013 and any other Company grants made since the Separation have been included in the computation of diluted earnings per share for fiscal 2014 and 2013, calculated under the methodologies outlined above, weighted appropriately for the portion of the period they were outstanding.

	2014	2013	2012
Weighted-average shares for basic earnings (loss) per share	64.9	57.7	57.7
Effect of share options and restricted shares	—	0.1	—
Weighted-average shares for diluted earnings (loss) per share	64.9	57.8	57.7

As the Company incurred a net loss in fiscal 2014, there was no allocation of the undistributed loss to participating securities because the effect would have been anti-dilutive to basic and diluted earnings per share. The computation of diluted earnings per share for fiscal 2014 and 2013 excludes approximately 5.7 million and approximately 0.5 million of equity awards because the effect would have been anti-dilutive.

9.	Inventories
Inventories are comprised of the following at the end of each period:

	September 26, 2014	September 27, 2013
Raw materials and supplies	$73.6	$68.8
Work in process	212.1	191.5
Finished goods	110.9	142.8
Inventories	$396.6	$403.1

10.	Property, Plant and Equipment
The gross carrying amount and accumulated depreciation of property, plant and equipment at the end of each period was as follows:

	September 26, 2014	September 27, 2013
Land	$59.9	$60.4
Buildings	330.6	316.6
Capitalized software	97.6	76.4
Machinery and equipment	1,202.1	1,226.6
Construction in process	198.2	193.7
	1,888.4	1,873.7
Less: accumulated depreciation	(939.2)	(876.3)
Property, plant and equipment, net	$949.2	$997.4

The amounts above include property under capital leases of $16.9 million and $17.8 million at September 26, 2014 and September 27, 2013, respectively, consisting primarily of buildings. Accumulated amortization of capitalized leased assets was $15.8 million and $15.8 million at the end of fiscal 2014 and 2013, respectively.
Depreciation expense, including amounts related to capitalized leased assets, was $113.6 million, $104.2 million and $103.6 million for fiscal 2014, 2013 and 2012, respectively. Depreciation expense included depreciation on demonstration equipment of $4.3 million, $3.6 million and $3.4 million for fiscal 2014, 2013 and 2012, respectively. Demonstration equipment was included within other assets on the consolidated balance sheets.

Long-Lived Asset Impairment Analysis
During the fourth quarter of fiscal 2014, the Company received notification that we lost preferred supplier status with a significant group purchasing organization ("GPO") and that a related-party supply contract was terminated by the Company. The Company determined that these events constituted a triggering event with respect to our CMDS asset group within the Global Medical Imaging segment and assessed the recoverability of the CMDS asset group. The Company determined that the undiscounted cash flows of this asset group were less than its net book value. This would require the Company to record an impairment charge if the fair value of the CMDS asset group was less than its net book value.
The Company determined the fair value of the CMDS asset group using the income approach, a level three measurement technique. For purposes of determining fair value the Company made various assumptions regarding estimated future cash flows, discount rates and other factors in determining the fair values of each reporting unit using the income approach. The Company's projections of future cash flows were then discounted based on a weighted-average cost of capital ("WACC") determined from relevant market comparisons, adjusted upward for specific risks (primarily the uncertainty of achieving projected operating cash flows). A terminal value growth rate was applied to the terminal year cash flows, both of which represent the Company's estimate of stable, sustainable growth. The fair value of the asset group represents the sum of the discounted cash flows from the discrete period and the terminal year cash flows.
The Company's projections in the CMDS asset group included long-term net sales and operating income at lower than historical levels. The decrease in net sales and operating income is reflective of the notification of the loss of a significant customer, termination of a supply contract with a related party and increased competition in the marketplace. The Company utilized a WACC of 8.0%, which reflects the lower inherent risk with the decreasing revenue trends. These assumptions resulted in a fair value of the CMDS asset group that was less than its net book value. Therefore, the Company recorded impairment charges of $65.9 million and $52.4 million to the property, plant and equipment and long-lived amortizing intangible assets, respectively, included in the CMDS asset group. The Global Medical Imaging reporting unit could be subject to further impairment should the Company experience greater than expected revenue declines, revise our long-term projections downward or utilize higher discount rates.

11.	Goodwill and Intangible Assets
The changes in the carrying amount of goodwill by segment were as follows:

	Specialty Brands	Specialty Generics	Global Medical Imaging	Total
Goodwill at September 27, 2013	$105.3	$207.0	$219.7	$532.0
Acquisitions	2,089.6	—	—	2,089.6
Impairment	—	—	(219.7)	(219.7)
Goodwill at September 26, 2014	$2,194.9	$207.0	$—	$2,401.9

Goodwill Impairment Analysis
The Company has identified that the Specialty Brands, Specialty Generics and Global Medical Imaging businesses represent both segments and reporting units. For purposes of assessing impairment and the recoverability of goodwill for each reporting unit the Company makes various assumptions regarding estimated future cash flows, discount rates and other factors in determining the fair values of each reporting unit using the income approach. The Company's projections of future cash flows were then discounted based on a WACC determined from relevant market comparisons, adjusted upward for specific reporting unit risks (primarily the uncertainty of achieving projected operating cash flows). A terminal value growth rate was applied to the terminal year cash flows, both of which represent the Company's estimate of stable, sustainable growth. The fair value of the reporting unit represents the sum of the discounted cash flows from the discrete period and the terminal year cash flows. The fair values of the reporting units were assessed for reasonableness by aggregating the fair values and comparing this to the Company's market capitalization with a control premium.
The Company's projections in our Brands business include long-term revenue and operating income at levels higher than historical levels which is primarily associated with revenue growth for Ofirmev, Xartemis XR and the introduction of MNK-155. The projections also reflect the potential impacts from the future loss of exclusivity related to Ofirmev. The Company utilized a WACC of 10.5%. These assumptions resulted in a fair value of the Brands business in excess of its net book value. The Company does not believe that the Specialty Brands reporting unit is at risk of impairment; however, should it fail to experience growth in the aforementioned products, revise its long-term projections for these products downward or market conditions dictate utilization of higher discount rates, the Specialty Brands reporting unit could be subject to impairment in future periods.
The Company's projections in our Generics and API reporting unit include long-term revenue and operating income at higher than historical levels primarily attributable to long-term, single-digit net sales growth. The Company utilized a WACC of 10.5%. These assumptions resulted in a fair value of the Generics and API reporting unit that was significantly in excess of its net book value. Therefore, the Company does not believe that the Specialty Generics segment is at risk of impairment.
The Company's projections in the Global Medical Imaging reporting unit include long-term net sales and operating income at lower than historical levels. The decrease in net sales and operating income is reflective of the notification that we lost preferred supplier status with a significant GPO, that a related-party supply contract was terminated and increased competition in the marketplace. During the fourth quarter of fiscal 2014, the Company received notification that it lost preferred supplier status with a significant GPO and that a related-party supply contract was terminated by the Company. The Company utilized a WACC of 8.0%, which reflects the Company's risk premium associated with the projected cash flows. These assumptions resulted in a fair value of the Global Medical Imaging segment that was less than its net book value, after recording the impairments to long-lived assets discussed in Note 10. Therefore, the Company recognized a $219.7 million goodwill impairment in the Global Medical Imaging segment.
The gross carrying amount and accumulated amortization of intangible assets at the end of each period were as follows:

	September 26, 2014		September 27, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Completed technology	$7,040.1	$339.7	$449.2	$196.6
Licenses	185.1	87.3	191.1	79.3
Customer relationships	33.8	0.6	—	—
Trademarks	13.0	4.1	7.9	3.8
Other	6.7	5.0	—	—
Total	$7,278.7	$436.7	$648.2	$279.7
Non-Amortizable:
Trademarks	$35.0		$35.0
In-process research and development	235.2		18.6
Total	$270.2		$53.6

Long-Lived Asset Impairment Analysis
During the fourth quarter of fiscal 2014, the Company received notification that we lost preferred supplier status with a significant GPO and that a related-party supply contract was terminated by the Company. The Company determined that these events constituted a triggering event with respect to our CMDS asset group, including a finite-lived intangible asset, within the Global Medical Imaging segment and assessed the recoverability of the CMDS asset group. As discussed further in Note 10, the Company recorded a $52.4 million impairment to a finite-lived completed technology intangible asset.
Finite-lived intangible asset amortization expense was $162.3 million, $35.4 million and $27.3 million in fiscal 2014, 2013 and 2012, respectively. The estimated aggregate amortization expense on intangible assets owned by the Company is expected to be as follows:

Fiscal 2015	$496.5
Fiscal 2016	494.3
Fiscal 2017	492.4
Fiscal 2018	483.3
Fiscal 2019	483.0

12.	Debt
Debt was comprised of the following at the end of each period:

	September 26, 2014	September 27, 2013
Current maturities of long-term debt:
2.85% term loan due April 2016	$0.4	$—
Term loan due March 2021	18.2	—
4.00% term loan due February 2022	1.2	—
Capital lease obligation	1.4	1.4
Loan payable	—	0.1
Total current debt	21.2	1.5
Long-term debt:
Variable rate receivable securitization	150.0	—
2.85% term loan due April 2016	2.7	—
3.50% notes due April 2018	300.0	299.9
Term loan due March 2021	1,972.1	—
4.00% term loan due February 2022	9.6	—
9.50% debentures due May 2022	10.4	10.4
5.75% notes due August 2022	900.0	—
8.00% debentures due March 2023	8.0	8.0
4.75% notes due April 2023	598.3	598.2
Capital lease obligation	0.4	1.8
Total long-term debt	3,951.5	918.3
Total debt	$3,972.7	$919.8

In November 2012, Mallinckrodt International Finance S.A. ("MIFSA") was formed as a 100% owned subsidiary of Covidien in connection with the Separation. MIFSA is a holding company established to own, directly or indirectly, substantially all of the operating subsidiaries of the Company, to issue debt securities and to perform treasury operations. At the time of the Separation, MIFSA became a 100% owned subsidiary of the Company.
In March 2013, MIFSA entered into a $250 million five-year senior unsecured revolving credit facility that was scheduled to mature in June 2018 ("the Credit Facility"). Borrowings under the Credit Facility initially accrued interest at LIBOR plus 1.50% per annum (subject to adjustment pursuant to a ratings-based pricing grid). The Credit Facility was replaced by the Revolver (defined below) in March 2014. There were no borrowings or letters of credit issued under the Credit Facility.

In April 2013, MIFSA issued $300 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600 million aggregate principal amount of 4.75% senior unsecured notes due April 2023 (collectively, "the Notes"). Mallinckrodt plc has fully and unconditionally guaranteed the Notes on an unsecured and unsubordinated basis. The Notes are subject to an indenture which contains covenants limiting the ability of MIFSA, its restricted subsidiaries (as defined in the Notes) and Mallinckrodt plc, as guarantor, to incur certain liens or enter into sale and lease-back transactions. It also restricts Mallinckrodt plc and MIFSA's ability to merge or consolidate with any other person or sell or convey all or substantially all of their assets to any one person. MIFSA may redeem all of the Notes at any time, and some of the Notes from time to time, at a redemption price equal to the principal amount of the Notes redeemed plus a make-whole premium. MIFSA will pay interest on the Notes semiannually in arrears on April 15 and October 15 of each year, which commenced on October 15, 2013. The net proceeds to MIFSA from the issuance and sale of the Notes was $889.3 million, the majority of which was retained by Covidien per the terms of the Separation and Distribution Agreement.
In March 2014, Mallinckrodt International Finance S.A. ("MIFSA") and Mallinckrodt CB LLC ("MCB"), each a wholly-owned subsidiary of the Company, entered into senior secured credit facilities consisting of a $1.3 billion term loan facility due 2021 ("the Term Loan") and a $250.0 million revolving credit facility due 2019 ("the Revolver") (collectively, "the Facilities"). The Facilities are fully and unconditionally guaranteed by Mallinckrodt plc, certain of its direct or indirect wholly-owned U.S. subsidiaries and each of its direct or indirect wholly-owned subsidiaries that owns directly or indirectly any such wholly-owned U.S. subsidiary (collectively, "the Guarantors"). The Facilities are secured by a security interest in certain assets of MIFSA, MCB and the Guarantors. The Facilities contain customary affirmative and negative covenants, which include, among other things, restrictions on the Company's ability to declare or pay dividends, create liens, incur additional indebtedness, enter into sale and lease-back transactions, make investments, dispose of assets and merge or consolidate with any other person. In addition, the Revolver contains a financial covenant that may limit the Company's total net leverage ratio, which is defined as the ratio of (i) the Company's consolidated debt, less any unrestricted cash and cash equivalents, to (ii) the Company's adjusted consolidated EBITDA, as defined in the credit agreement. The Facilities bear interest at LIBOR plus a margin based on the Company's total net leverage ratio, and the Term Loan is subject to a minimum LIBOR level of 0.75%. Interest payment dates are variable based on the LIBOR rate utilized, but the Company generally expects interest to be payable every 90 days. The Term Loan requires quarterly principal amortization payments in an amount equal to 0.25% of the original principal amount of the Term Loan payable on the last day of each calendar quarter, which commenced on June 30, 2014, with the remaining balance payable on the due date, March 19, 2021. The Company incurred an original issue discount of 0.25%, or $3.3 million, associated with the Term Loan. The Revolver contains a $150.0 million letter of credit provision, of which none had been issued as of September 26, 2014. Unused commitments on the Revolver are subject to an annual commitment fee determined by reference to the Company's public debt rating, which was 0.375% as of September 26, 2014, and the fee applied to outstanding letters of credit is based on the interest rate applied to borrowings. As of September 26, 2014, the applicable interest rate on outstanding borrowings under the Revolver would have been approximately 3.00%; however, there were no outstanding borrowings.
In July 2014, Mallinckrodt Securitization S.À.R.L. ("Mallinckrodt Securitization"), a wholly-owned special purpose subsidiary of the Company, entered into a $160.0 million accounts receivable securitization facility that matures in July 2017 ("the Receivable Securitization"). Mallinckrodt Securitization may, from time to time, obtain up to $160.0 million in third-party borrowings secured by certain receivables. The borrowings under the Receivable Securitization are to be repaid as the secured receivables are collected. Loans under the Receivable Securitization will bear interest (including facility fees) at a rate equal to one month LIBOR rate plus a margin of 0.80%. Unused commitments on the Receivables Securitization are subject to an annual commitment fee of 0.35%. The Receivable Securitization agreements contain customary representations, warranties, and affirmative and negative covenants. The size of the securitization facility may be increased to $300.0 million upon approval of the third-party lenders subject to certain conditions. As of September 26, 2014, the applicable interest rate on outstanding borrowings under the Receivable Securitization was 0.96% and outstanding borrowings totaled $150.0 million.
In August 2014, MIFSA and MCB issued $900 million aggregate principal amount of 5.75% senior unsecured notes due August 1 2022 ("the 2022 Notes”). The 2022 Notes are guaranteed on an unsecured basis by certain of MIFSA's subsidiaries. The 2022 Notes are subject to an indenture that contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the indenture could result in the acceleration of the 2022 Notes and could cause a cross-default that could result in the acceleration of other indebtedness of Mallinckrodt plc and its subsidiaries. MIFSA may redeem some or all of the 2022 Notes prior to August 1, 2017 by paying a make-whole premium. MIFSA may redeem some or all of the 2022 Notes on or after August 1, 2017 at specified redemption prices. In addition, prior to August 1, 2017, MIFSA may redeem up to 40% of the aggregate principal amount of the 2022 Notes with the net proceeds of certain equity offerings. The Issuers are obligated to offer to repurchase the 2022 Notes at a price of (a) 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events and (b) 100% of their principal amount plus accrued and unpaid interest, if any, in the event of certain asset sales. These obligations are subject to certain qualifications and exceptions. MIFSA will pay interest on the 2022 Notes semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 2015.

In August 2014, MIFSA and MCB entered into a $700 million senior secured term loan facility ("the New Term Loan”). The New Term Loan is an incremental tranche under the credit agreement governing our existing Term Loan and Revolver, entered into in March 2014, (collectively, with the New Term Loan, represent "the Senior Secured Credit Facilities"). New Term Loan has substantially similar terms to the Term Loan (other than pricing); including the determination of interest rates and quarterly principal amortization payments equal to 0.25% of the original principal amount of the New Term Loan. The quarterly principal payments commence on December 31, 2014, with the remaining balance payable on the due date of March 19, 2021. Mallinckrodt plc and its subsidiaries (other than MIFSA, MCB and the subsidiaries of MIFSA that guarantee the Facilities) will not guarantee the New Term Loan, and the New Term Loan will not be secured by the assets of such entities. The New Term Loan bears interest under the same terms of the Term Loan entered into in March 2014, including the use of LIBOR rates with a minimum floor.
As of September 26, 2014, the applicable interest rate for the Term Loan and New Term Loan was 3.50% and outstanding borrowings under these agreements totaled approximately $2.0 billion.
As of September 26, 2014, the Company was, and expects to remain, in compliance with the provisions and covenants associated with its Credit Agreement, the Notes, the 2022 Notes and its other debt agreements.
The Company's capital lease obligation relates to a non-U.S. manufacturing facility. This lease expires in December 2015. The aggregate amounts of debt, including the capital lease obligation, maturing during the next five fiscal years are as follows:

Fiscal 2015	$21.2
Fiscal 2016	24.3
Fiscal 2017	171.3
Fiscal 2018	321.3
Fiscal 2019	21.5

13.	Retirement Plans
Defined Benefit Plans
The Company sponsors a number of defined benefit retirement plans covering certain of its U.S. employees and non-U.S. employees. As of September 26, 2014, U.S. plans represented 71% of both the Company's total pension plan assets and projected benefit obligation. The Company generally does not provide postretirement benefits other than retirement plan benefits for its employees; however, certain of the Company's U.S. employees participate in postretirement benefit plans that provide medical benefits. These plans are unfunded.

The net periodic benefit cost (credit) for the Company's pension and postretirement benefit plans was as follows:

	Pension Benefits			Postretirement Benefits
	Fiscal Year			Fiscal Year
	2014	2013	2012	2014	2013	2012
Service cost	$5.1	$5.0	$5.0	$0.1	$0.1	$0.1
Interest cost	19.6	18.2	21.2	2.1	2.4	3.1
Expected return on plan assets	(24.6)	(29.6)	(24.5)	—	—	—
Amortization of net actuarial loss	8.1	12.3	11.7	—	0.3	0.2
Amortization of prior service cost	(0.6)	0.6	0.7	(9.3)	(9.1)	(9.2)
Plan settlements loss	3.8	6.8	(0.2)	—	—	—
Net periodic benefit cost (credit)	$11.4	$13.3	$13.9	$(7.1)	$(6.3)	$(5.8)

The following table represents the changes in benefit obligations, plan assets and the net amounts recognized on the consolidated balance sheets for pension and postretirement benefit plans at the end of fiscal 2014 and 2013:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Change in benefit obligation:
Projected benefit obligations at beginning of year	$501.7	$533.2	$53.2	$80.3
Service cost	5.1	5.0	0.1	0.1
Interest cost	19.6	18.2	2.1	2.4
Employee contributions	0.6	0.3	—	—
Actuarial (gain) loss	60.0	(24.0)	0.5	(9.3)
Benefits and administrative expenses paid	(21.9)	(21.9)	(3.9)	(3.8)
Plan amendments	—	(9.0)	—	(16.5)
Plan settlements	(17.6)	(24.2)	—	—
Plan combinations	—	18.4	—	—
Currency translation	(9.1)	5.7	—	—
Projected benefit obligations at end of year	$538.4	$501.7	$52.0	$53.2

Change in plan assets:
Fair value of plan assets at beginning of year	$456.0	$432.0	$—	$—
Actual return on plan assets	59.7	17.3	—	—
Employer contributions	4.9	44.4	3.9	3.8
Employee contributions	0.6	0.3	—	—
Benefits and administrative expenses paid	(21.9)	(21.9)	(3.9)	(3.8)
Plan settlements	(17.6)	(24.2)	—	—
Plan combinations	—	2.3	—	—
Currency translation	(8.1)	5.8	—	—
Fair value of plan assets at end of year	$473.6	$456.0	$—	$—
Funded status at end of year	$(64.8)	$(45.7)	$(52.0)	$(53.2)

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Amounts recognized on the consolidated balance sheet:
Non-current assets	$9.8	$17.1	$—	$—
Current liabilities	(2.7)	(3.1)	(4.8)	(4.9)
Non-current liabilities	(71.9)	(59.7)	(47.2)	(48.3)
Net amount recognized on the consolidated balance sheet	$(64.8)	$(45.7)	$(52.0)	$(53.2)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$(115.1)	$(102.9)	$(2.9)	$(2.4)
Prior service credit (cost)	6.9	7.9	18.8	28.2
Net amount recognized in accumulated other comprehensive income	$(108.2)	$(95.0)	$15.9	$25.8

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost (credit) in fiscal 2015 are as follows:

	Pension Benefits	Postretirement Benefits
Amortization of net actuarial loss	$9.4	$—
Amortization of prior service cost	(0.6)	(3.9)

The accumulated benefit obligation for all pension plans at the end of fiscal 2014 and 2013 was $533.6 million and $499.9 million, respectively. Additional information related to pension plans is as follows:

	2014	2013
Pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$394.7	$377.6
Fair value of plan assets	321.6	316.2

The accumulated benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets do not significantly differ from the amounts in the table above since substantially all of the Company's pension plans are frozen.

Actuarial Assumptions
Weighted-average assumptions used each fiscal year to determine net periodic benefit cost for the Company's pension plans are as follows:

	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.2%	3.5%	4.4%	3.5%	4.0%	5.2%
Expected return on plan assets	6.5%	7.9%	7.5%	3.1%	3.5%	4.0%
Rate of compensation increase	—%	—%	2.8%	3.5%	3.7%	3.7%

Weighted-average assumptions used each fiscal year to determine benefits obligations for the Company's pension plans are as follows:

	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	3.9%	4.3%	3.5%	2.5%	3.7%	4.0%
Rate of compensation increase	—%	—%	—%	3.4%	3.5%	3.7%

For the Company's U.S. plans, the discount rate is based on the market rate for a broad population of Moody's AA-rated corporate bonds over $250 million. For the Company's non-U.S. plans, the discount rate is generally determined by reviewing country and region specific government and corporate bond interest rates.
In determining the expected return on pension plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors in reaching conclusions on appropriate assumptions. The investment strategy for the pension plans is to obtain a long-term return on plan assets that is consistent with the level of investment risk that is considered appropriate. Investment risks and returns are reviewed regularly against benchmarks to ensure objectives are being met.
The weighted-average discount rate used to determine net periodic benefit cost and obligations for the Company's postretirement benefit plans are as follows:

	2014	2013	2012
Net periodic benefit cost	4.0%	3.2%	4.1%
Benefit obligations	3.7%	4.0%	3.2%

Healthcare cost trend assumptions for postretirement benefit plans are as follows:

	2014	2013
Healthcare cost trend rate assumed for next fiscal year	7.1%	7.3%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Fiscal year the ultimate trend rate is achieved	2029	2029

A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	0.4	(0.3)

Plan Assets
The Company's U.S. pension plans have a target allocation of 24% equity securities and 76% debt securities. Various asset allocation strategies are in place for non-U.S. pension plans depending upon local law, status, funding level and duration of liabilities, and are 39% equity securities, 55% debt securities and 6% other (primarily cash) for our Japanese pension plan and 10% equity securities, 2% debt securities and 88% other (primarily insurance contracts) for our plan in the Netherlands.
Pension plans have the following weighted-average asset allocations at the end of each fiscal year:

	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
Equity securities	28%	42%	8%	7%
Debt securities	70	56	2	3
Cash and cash equivalents	1	1	—	—
Other	1	1	90	90
Total	100%	100%	100%	100%

The following tables provide a summary of plan assets held by the Company's pension plans that are measured at fair value on a recurring basis at the end of fiscal 2014 and 2013:

		Basis of Fair Value Measurement
	Fiscal 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity Securities:
U.S. small mid cap	$16.6	$16.6	$—	$—
U.S. large cap	50.2	50.2	—	—
International	39.8	28.7	11.1	—
Debt securities:
Diversified fixed income funds (1)	218.7	216.6	2.1	—
High yield bonds	13.0	13.0	—	—
Emerging market funds	9.5	9.5	—	—
Diversified/commingled funds	—	—	—	—
Insurance contracts	119.8	—	—	119.8
Other	6.0	2.6	3.4	—
Total	$473.6	$337.2	$16.6	$119.8

		Basis of Fair Value Measurement
	Fiscal 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity Securities:
U.S. small mid cap	$19.3	$19.3	$—	$—
U.S. large cap	76.9	76.9	—	—
International	52.2	43.9	8.3	—
Debt securities:
Diversified fixed income funds (1)	170.0	166.7	3.3	—
High yield bonds	11.7	11.7	—	—
Emerging market funds	7.9	7.9	—	—
Insurance contracts	112.0	—	—	112.0
Other	6.0	3.1	2.9	—
Total	$456.0	$329.5	$14.5	$112.0

(1)	Diversified fixed income funds consist of U.S. Treasury bonds, mortgage-backed securities, corporate bonds, asset-backed securities and U.S. agency bonds.

Equity securities. Equity securities primarily consist of mutual funds with underlying investments in foreign equity and domestic equity markets. The fair value of these investments is based on net asset value of the units held in the respective fund, which are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1) or through net asset values provided by the fund administrators that can be corroborated by observable market data (level 2).
Debt securities. Debt securities are primarily invested in mutual funds with underlying fixed income investments in U.S. government and corporate debt, U.S. dollar denominated foreign government and corporate debt, asset-backed securities, mortgage-backed securities and U.S. agency bonds. The fair value of these investments is based on the net asset value of the units held in the respective fund which are determined by obtaining quoted prices on nationally recognized securities exchanges.
Insurance contracts. Insurance contracts held by the Company are issued primarily by Delta Lloyd, a well-known, highly rated insurance company. The fair value of these insurance contracts is based upon the present value of future cash flows under the terms of the contracts and therefore the fair value of these assets has been classified as level 3 within the fair value hierarchy. Significant assumptions used in determining the fair value of these contracts are the amount and timing of future cash flows and counterparty credit risk. The objective of the insurance contracts is to provide the Company with future cash flows that will match the estimated timing and amount of future pension benefit payments. Delta Lloyd's insurance subsidiaries have a Standard & Poor's credit rating of A.
Other. Other includes cash and cash equivalents invested in a money market mutual fund, the fair value of which is determined by obtaining quoted prices on nationally recognized securities exchanges (level 1). In addition, other includes real estate funds, the fair value of which is determined using other inputs, such as net asset values provided by the fund administrators that can be corroborated by observable market data (level 2).
The following table provides a summary of the changes in the fair value measurements that used significant unobservable inputs (level 3) for fiscal 2014 and 2013:

Insurance Contracts
Balance at September 28, 2012	$105.1
Net unrealized gains	3.3
Net purchases, sales and issuances	(1.8)
Currency translation	5.4
Balance at September 27, 2013	112.0
Net unrealized gains	15.5
Net purchases, sales and issuances	(0.6)
Currency translation	(7.1)
Balance at September 26, 2014	$119.8

Mallinckrodt shares are not a direct investment of the Company's pension funds; however, the pension funds may indirectly include Mallinckrodt shares. The aggregate amount of the Mallinckrodt shares are not material relative to the total pension fund assets.

Contributions
The Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which the Company operates, as well as to make discretionary voluntary contributions from time to time. In fiscal 2014 and 2013, the Company made $4.9 million and $44.4 million in contributions, respectively, to the Company's pension plans, including a voluntary contribution of $37.5 million made by Covidien prior to the Separation in fiscal 2013. The Company does not anticipate making material involuntary contributions in fiscal 2015, but may elect to make voluntary contributions to its defined pension plans or its postretirement benefit plans during fiscal 2015.

Expected Future Benefit Payments
Benefit payments expected to be paid, reflecting future expected service as appropriate, are as follows:

	Pension Benefits	Postretirement Benefits
Fiscal 2015	$45.8	$4.8
Fiscal 2016	34.9	4.5
Fiscal 2017	33.9	4.2
Fiscal 2018	33.4	4.0
Fiscal 2019	32.7	3.7
Fiscal 2020 - 2024	149.8	16.1

Defined Contribution Retirement Plans
The Company maintains one active tax-qualified 401(k) retirement plan and one active non-qualified deferred compensation plan in the U.S. The 401(k) retirement plan provides for an automatic Company contribution of three percent of an eligible employee's pay, with an additional Company matching contribution generally equal to 50% of each employee's elective contribution to the plan up to six percent of the employee's eligible pay. The deferred compensation plan permits eligible employees to defer a portion of their compensation. Total defined contribution expense related to continuing operations was $22.5 million, $22.7 million and $20.9 million for fiscal 2014, 2013 and 2012, respectively.

Rabbi Trusts and Other Investments
The Company maintains several rabbi trusts, the assets of which are used to pay retirement benefits. The rabbi trust assets are subject to the claims of the Company's creditors in the event of the Company's insolvency. Plan participants are general creditors of the Company with respect to these benefits. The trusts primarily hold life insurance policies and debt and equity securities, the value of which is included in other assets on the consolidated balance sheets. Note 19 provides additional information regarding the debt and equity securities. The carrying value of the 135 life insurance contracts held by these trusts was $56.3 million and $54.6 million at September 26, 2014 and September 27, 2013, respectively. These contracts had a total death benefit of $145.7 million and $143.1 million at September 26, 2014 and September 27, 2013, respectively. However, there are outstanding loans against the policies amounting to $38.2 million and $35.3 million at September 26, 2014 and September 27, 2013, respectively.
The Company has insurance contracts which serve as collateral for certain of the Company's non-U.S. pension plan benefits, which totaled $12.7 million and $13.1 million at September 26, 2014 and September 27, 2013, respectively. These amounts were also included in other assets on the consolidated balance sheets.

14.	Share Plans
Total share-based compensation cost was $67.7 million, $16.2 million and $11.1 million for fiscal 2014, 2013 and 2012, respectively. These amounts are generally included within selling, general and administrative expenses in the consolidated and combined statements of income. In conjunction with the the Questcor Acquisition, Questcor equity awards were converted to Mallinckrodt equity awards resulted in post-combination expense of $48.2 million in fiscal 2014, included in the above total share-based compensation, of which $13.1 million is included within selling, general and administrative expenses and $35.1 million is included within restructuring charges, net. Consistent with the prior fiscal year, the incremental fair value associated with the conversion of Covidien equity awards into Mallinckrodt equity awards is included in separation costs. The Company recognized a related tax benefit associated with this expense of $24.4 million, $5.8 million and $3.8 million in fiscal 2014, 2013 and 2012, respectively.

Incentive Equity Awards Converted from Covidien Awards
Prior to the Separation, all employee incentive equity awards were granted by Covidien. At the time of Separation, the restricted share units and share options granted to Mallinckrodt employees prior to June 28, 2013 where converted into restricted share units and share options, respectively, of Mallinckrodt, and all of the performance share awards granted to Mallinckrodt employees were converted to restricted share units of Mallinckrodt (collectively, "the Conversion"). Mallinckrodt incentive equity awards issued upon completion of the Conversion and the related weighted-average grant date fair value is presented below:

	Awards	Weighted-Average Grant-Date Fair Value
Share options	2,399,822	$7.96
Restricted share units	575,213	38.97

Share Options. A summary of the status of the Company's share option awards upon completion of the Conversion on June 28, 2013 is presented below:

	Shares Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 28, 2013	2,399,822	$35.94	8.0	$22.9
Exercisable at June 28, 2013	550,097	30.94	5.9	8.0

The Conversion resulted in a modification of the previously issued share option awards. The Company compared the aggregate fair value of the awards immediately before and immediately after the Separation. The fair value of the awards immediately after the Separation was higher than the awards immediately before, primarily due to the elimination of Covidien's dividend yield assumption and the Company's higher volatility as compared to Covidien. The incremental fair value for vested awards was recognized immediately within separation costs, as the incremental fair value is directly attributable to the Separation, and the incremental fair value for unvested awards will be recognized on a straight-line basis over the remaining vesting period of the applicable awards, also within separation costs.

The weighted-average assumptions used in the Black-Scholes pricing model for determining the fair value of the share option awards immediately before and immediately after the Separation were as follows:

	Pre- Separation	Post- Separation
Expected share price volatility	26%	32%
Risk-free interest rate	0.99%	0.99%
Expected annual dividend per share	1.65%	—
Expected life of options (in years)	3.8	3.8
Fair value per option	$18.04	$16.51
Share option awards	1,745,258	2,399,822

Restricted share units. The Conversion resulted in a modification of the previously issued restricted share unit awards ("RSUs"). The Company compared the aggregate fair value of the awards immediately before and immediately after the Separation. The Conversion did not result in incremental fair value.
Performance share units. The Conversion resulted in a modification of the previously issued performance share unit awards ("PSUs"). The Company compared the aggregate fair value of the awards immediately before and immediately after the Separation. The fair value of the awards was higher after the Conversion as the performance factor utilized to convert the award was higher than what had previously been estimated. The incremental fair value was recognized immediately within separation costs for the service period to date and the remaining incremental fair value will be recognized over the remaining vesting period within separation costs.

Stock Compensation Plans
Prior to the Separation, the Company adopted the 2013 Mallinckrodt Pharmaceuticals Stock and Incentive Plan ("the 2013 Plan"). The 2013 Plan provides for the award of share options, share appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted shares, deferred share units, promissory shares and other share-based awards (collectively, "Awards"). The 2013 Plan provides for a maximum of 5.7 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the 2013 Plan. As of September 26, 2014, all equity awards held by the Company's employees were either converted from Covidien equity awards at the Separation, converted from Questcor equity awards, or granted under its 2013 Plan.
Share options. Share options are granted to purchase the Company's ordinary shares at prices that are equal to the fair market value of the shares on the date the share option is granted. Share options generally vest in equal annual installments over a period of four years and expire ten years after the date of grant. The grant-date fair value of share options, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are estimated based on historical experience.
Share option activity and information is as follows:

	Share Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at September 27, 2013	2,760,231	$37.30
Granted	675,921	52.63
Converted from Questcor Acquisition	1,292,736	25.08
Exercised	(878,330)	30.96
Expired/Forfeited	(323,769)	41.83
Outstanding at September 26, 2014	3,526,789	36.84	6.4	$187.5

Vested and unvested expected to vest as of September 26, 2014	3,362,751	36.27	6.5	180.7
Exercisable at September 26, 2014	832,680	31.32	4.7	48.8

As of September 26, 2014, there was $54.0 million of total unrecognized compensation cost related to unvested share option awards, which is expected to be recognized over a weighted-average period of 1.7 years .
The grant date fair value of share options has been estimated using the Black-Scholes pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The expected volatility assumption is based on the historical and implied volatility of the Company's peer group with similar business models for periods after the Separation, and on Covidien's peer group with similar business models for periods prior to the Separation. The expected life assumption is based on the contractual and vesting term of the share option, employee exercise patterns and employee post-vesting termination behavior. The expected annual dividend per share is based on the Company's current intentions regarding payment of cash dividends, or Covidien's dividend rate on the date of grant. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The weighted-average assumptions used in the Black-Scholes pricing model for share options granted in fiscal 2013 subsequent to the Separation are included within the discussion of modification expense above. The weighted-average assumptions used in the Black-Scholes pricing model for shares granted in fiscal 2014, along with the weighted-average grant-date fair value, were as follows:

2014
Expected share price volatility	32%
Risk-free interest rate	1.96%
Expected annual dividend per share	—%
Expected life of options (in years)	5.5
Fair value per option	$17.38

In fiscal 2013, subsequent to the Separation, the total intrinsic value of share options exercised and the related tax benefit was not significant. In fiscal 2014, the total intrinsic value of options exercised and related tax benefit was $34.2 million and $12.0 million, respectively.
Restricted share units. Recipients of RSUs have no voting rights and receive dividend equivalent units which vest upon the vesting of the related shares. RSUs generally vest in equal annual installments over a period of four years. Restrictions on RSUs lapse upon normal retirement, death or disability of the employee. The grant-date fair value of RSUs, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the service period. The fair market value of RSUs granted after the Conversion is determined based on the market value of the Company's shares on the date of grant for periods after the Separation.
RSU activity is as follows:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at June 28, 2013	724,269	$40.62
Granted	229,281	55.40
Converted from Questcor Acquisition	30,747	70.88
Vested	(300,237)	34.77
Forfeited	(94,838)	42.48
Non-vested at September 26, 2014	589,222	47.88

The total fair value of Mallinckrodt restricted share unit awards granted during fiscal 2014 was $12.7 million. The total fair value of Mallinckrodt restricted share units vested during fiscal 2014 was $16.5 million. As of September 26, 2014, there was $20.4 million of total unrecognized compensation cost related to non-vested restricted share units granted. The cost is expected to be recognized over a weighted-average period of 2.4 years.

Performance share units. Similar to recipients of RSUs, recipients of PSUs have no voting rights and receive dividend equivalent units. The grant date fair value of PSUs, adjusted for estimated forfeitures, is generally recognized as expense on a straight-line basis from the grant date through the end of the performance period. The vesting of PSUs and related dividend equivalent units is generally based on various performance metrics and relative total shareholder return (total shareholder return for the Company as compared to total shareholder return of the PSU peer group), measured over a three-year performance period. The PSU peer group is comprised of various healthcare companies which replicate the Company’s mix of businesses. Depending on Mallinckrodt's relative performance during the performance period, a recipient of the award is entitled to receive a number of ordinary shares equal to a percentage, ranging from 0% to 200%, of the award granted.
PSU activity is as follows (1):

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 27, 2013	—	$—
Granted	79,230	63.40
Performance metric adjustment	—	—
Vested	—	—
Forfeited	(6,490)	62.65
Non-vested at September 26, 2014	72,740	63.46
(1)    The number of shares disclosed within this table are at the target number of 100%.

The Company generally uses the Monte Carlo model to estimate the probability of satisfying the performance criteria and the resulting fair value of PSU awards. The assumptions used in the Monte Carlo model for PSUs granted during each year were as follows:

2014
Expected stock price volatility	28%
Peer group stock price volatility	33%
Correlation of returns	17%

The weighted-average grant-date fair value per share of PSUs granted was $63.40 in fiscal 2014. As of September 26, 2014, there was $5.2 million of unrecognized compensation cost related to PSUs, which is expected to be recognized over a weighted-average period of 2.0 years.
Restricted stock awards. Recipients of restricted stock awards ("RSAs") pertain solely to converted awards from the Questcor Acquisition, which were converted at identical terms to their original award. The converted RSAs maintain voting rights and a non-forfeitable right to receive dividends. RSAs are subject to accelerated vesting as prescribed by the terms of the original award based on a change in control, and substantially all of which will vest over a thirteen month period of time from the date of the Questcor Acquisition. Restrictions on RSAs lapse upon normal retirement, death or disability of the employee. The grant-date fair value of RSAs, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the service period.

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 27, 2013	—	$—
Granted	—	—
Converted from Questcor Acquisition	1,829,164	70.88
Vested	(390,731)	70.88
Forfeited	(6,402)	70.88
Non-vested at September 26, 2014	1,432,031	70.88

The total fair value of Mallinckrodt RSAs converted as part of the Questcor Acquisition was $129.7 million. The total fair value of Mallinckrodt restricted share awards vested during fiscal 2014 was $30.8 million. As of September 26, 2014, there was $61.4 million of total unrecognized compensation cost related to non-vested restricted share units granted. The cost is expected to be recognized over a weighted-average period of 1.2 years.

Employee Stock Purchase Plans
The Company adopted the Mallinckrodt Employee Stock Purchase Plan ("ESPP") effective October 1, 2013. Substantially all full-time employees of the Company's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in this ESPP. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a portion of the employee contribution by contributing an additional 15% (25% in fiscal 2014 and fiscal 2015) of the employee's payroll deduction up to a $25,000 per employee contribution. All shares purchased under the ESPP are purchased on the open market by a designated broker.

15.	Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income are as follows:

	Currency Translation	Unrecognized Loss on Derivatives	Unrecognized Gain (Loss) on Benefit Plans	Accumulated Other Comprehensive Income
Balance at September 30, 2011	$160.0	$—	$(61.5)	$98.5
Other comprehensive income (loss), net	(2.9)	—	(10.7)	(13.6)
Balance at September 28, 2012	157.1	—	(72.2)	84.9
Other comprehensive income (loss), net	1.5	(7.3)	29.4	23.6
Balance at September 27, 2013	158.6	(7.3)	(42.8)	108.5
Other comprehensive loss before reclassification	(27.6)	—	(17.1)	(44.7)
Reclassification to other comprehensive income (loss)	—	0.5	1.4	1.9
Balance at September 26, 2014	$131.0	$(6.8)	$(58.5)	$65.7

The following summarizes reclassifications out of accumulated other comprehensive income for the 2014 fiscal year:

	Amount Reclassified from Accumulated Other Comprehensive Income
	September 26, 2014	Line Item in the Condensed Consolidated Statement of Income
Amortization of unrealized gain on derivatives	$0.6	Interest expense
Income tax provision	(0.1)	Provision for income taxes
Net of income taxes	0.5

Amortization of pension and post-retirement benefit plans:
Net actuarial loss	8.1	(1)
Prior service credit	(9.9)	(1)
Plan settlements	3.8	(1)
Total before tax	2.0
Income tax provision	(0.6)	Provision for income taxes
Net of income taxes	1.4

Total reclassifications for the period	$1.9

(1)	These accumulated other comprehensive income components are included in the computation of net periodic benefit cost. See Note 13 for additional details.

16.	Transactions with Former Parent Company
Prior to the completion of the Separation on June 28, 2013, the Company was part of Covidien and, as such, transactions between Covidien and the Company were considered related party transactions. As discussed in Note 1, these intercompany transactions are included in the combined financial statements and were considered to be effectively settled for cash at the time the transaction was recorded. The continuing relationship between Covidien and the Company is primarily governed through agreements entered into as part of the Separation, including a Separation Distribution Agreement, a Tax Matters Agreement and a transition services agreement. These agreements were filed with the SEC as Exhibits 2.1, 10.1 and 10.3, respectively, to the Company's Current Report on Form 8-K filed on July 1, 2013. The following discusses the related party transactions and those agreements.

Sales and Purchases
During fiscal 2014, 2013 and 2012, the Company sold inventory to Covidien in the amount of $46.0 million, $51.2 million and $54.2 million, respectively, which is included in net sales in the consolidated and combined statements of income. The Company also purchases inventories from Covidien. The Company recognized cost of sales from these inventory purchases of $28.9 million, $38.4 million and $34.7 million during fiscal 2014, 2013 and 2012, respectively.

Allocated Expenses
As discussed in Note 1, the combined financial statements for periods prior to June 28, 2013 include expense allocations for certain functions provided by Covidien, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating expenses, headcount or other measures. The amounts allocated were $39.6 million and $49.2 million for fiscal 2013 and 2012, respectively, and are included within selling, general and administrative expenses.

Balance Sheet Impacts
Subsequent to the Separation, the Company and Covidien maintain an ongoing relationship in which each party may provide services to the other party, including the distribution of goods. As a result of these relationships, the consolidated balance sheet as of September 26, 2014 includes $82.2 million of amounts due to the Company from Covidien, within prepaid expenses and other current assets, and $84.5 million of amounts the Company owes Covidien, included within accrued and other liabilities.

Separation and Distribution Agreement
On June 28, 2013, the Company entered into a Separation and Distribution Agreement and other agreements with Covidien to effect the Separation and provide a framework for the Company's relationships with Covidien after the Separation. These agreements govern the relationship between Mallinckrodt and Covidien subsequent to the Separation and provide for the assignment to Mallinckrodt of certain of Covidien's assets, liabilities and obligations attributable to periods prior to the Separation.
In general, each party to the Separation and Distribution Agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of, or resulting from, such assumed or retained legal matters.
The Separation and Distribution Agreement provided for the initial cash capitalization of Mallinckrodt in the amount of approximately $168 million at June 28, 2013. The Separation and Distribution Agreement also provided for an adjustment payment to compensate either Mallinckrodt or Covidien, as applicable, to the extent that the aggregate of the Company's cash, indebtedness and specified working capital accounts as of June 28, 2013 ("the Distribution Date"), as well as the capital expenditures made with respect to the Company's business during fiscal 2013 through the Distribution Date, deviated from the target. The target was calculated pursuant to a formula set forth in the Separation and Distribution Agreement, which assumed the Distribution Date would be June 28, 2013, that the Pharmaceuticals business was conducted in the ordinary course through that date and that the Company would have approximately $168 million of cash upon completion of the distribution. The Separation and Distribution Agreement also provided that an adjustment payment would only be payable if the amount of the adjustment payment exceeded $20 million (in which case the entire amount would be paid). Upon final calculation, no adjustment payment was required by either the Company or Covidien.

Tax Matters Agreement
In connection with the Separation, Mallinckrodt entered into the Tax Matters Agreement with Covidien that generally will govern Covidien's and Mallinckrodt's respective rights, responsibilities and obligations after the Separation with respect to certain taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of Mallinckrodt shares to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the U.S. Internal Revenue Code, or other applicable tax law, or any failure of certain internal transactions undertaken in anticipation of the distribution to qualify for tax-free or tax-favored treatment under the applicable tax law. The Company expects, with certain exceptions, to be responsible for the payment of all taxes attributable to Mallinckrodt or its subsidiaries for taxable periods beginning on or after September 29, 2012. For periods prior to September 29, 2012, the Company is subject to a $200 million liability limitation, net of any benefits, as prescribed by the Tax Matters Agreement. The Company has made $33.0 million of payments, net of benefits, for periods prior to September 29, 2012. To the extent that the Company's liability for such taxes, net of any tax benefits, does not exceed $200 million, it may be responsible for additional taxes attributable to periods prior to September 29, 2012, taxes related to the Separation and a percentage of any taxes arising from the Separation failing to qualify for tax-free or tax-favored treatment through no fault of Covidien or the Company. The Tax Matters Agreement also assigns rights and responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records, tax reporting practices and conduct of audits, examinations or similar proceedings. In addition, the Tax Matters Agreement provides for cooperation and information sharing with respect to tax matters.
The Tax Matters Agreement also contains restrictions on the Company's ability to take actions without Covidien's consent that could cause the Separation or certain internal transactions undertaken in anticipation of the Separation to fail to qualify as tax-free or tax-favored transactions under applicable tax law. These transactions include, but are not limited to, entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of Mallinckrodt's shares; any merger, consolidation, scheme of arrangement, liquidation or partial liquidation, or any approval or allowance of such transaction with respect to certain of the Company's subsidiaries; the cessation or transfer of certain business activities; the sale, issuance or other disposition of any equity interest in certain of the Company's subsidiaries; a sale or other disposition of a substantial portion of the Company's assets or a substantial portion of the assets of certain of the Company's subsidiaries; extraordinary distributions by or to certain of the Company's subsidiaries; or engaging in certain internal transactions. These restrictions will all apply for the two-year period after the Separation and in some cases will apply for periods as long as five years following the Separation. Any taxes imposed on the other party attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders that result in failure of the Separation or internal transactions to qualify as tax-free or tax-favored transactions are the responsibility of the party at fault, regardless of whether the actions occur more than two years after the distribution, or whether Covidien consents to such actions. Any actions of the Company or its shareholders that directly give rise to additional taxes are not subject to the $200 million threshold noted previously.

Transition Services Agreement
Mallinckrodt and Covidien entered into a transition services agreement in connection with the Separation pursuant to which Mallinckrodt and Covidien will provide each other, on an interim and transitional basis, various services including, but not limited to, treasury administration, information technology services, non-exclusive distribution and importation services for our products in certain countries outside the U.S., regulatory, general administrative services and other support services. The agreed-upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and expenses, and include a predetermined profit margin. The Company expects to substantially reduce the level of service provided by Covidien in fiscal 2015 as the Company has substantially completed the implementation of information systems in jurisdictions outside the U.S. and terminated the transition services agreement during the first quarter of fiscal 2015.

17.	Guarantees
In disposing of assets or businesses, the Company has historically provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. The Company assesses the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. The Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

In connection with the sale of the Specialty Chemical business (formerly known as Mallinckrodt Baker) in fiscal 2010, the Company agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on the Company's consolidated balance sheets at September 26, 2014 and September 27, 2013 was $16.6 million and $20.1 million, respectively, of which $13.9 million and $17.2 million, respectively, related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims made under the indemnity. The aggregate fair value of these indemnification obligations did not differ significantly from their aggregate carrying value at September 26, 2014 and September 27, 2013. As of September 26, 2014, the maximum future payments the Company could be required to make under these indemnification obligations was $71.4 million. The Company was required to pay $30.0 million into an escrow account as collateral to the purchaser, of which $19.4 million and $23.5 million remained in other assets on the consolidated balance sheets at September 26, 2014 and September 27, 2013, respectively.
The Company has recorded liabilities for known indemnification obligations included as part of environmental liabilities, which are discussed in Note 18. In addition, the Company is liable for product performance; however the Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.
The Company is required to provide the U.S. Nuclear Regulatory Commission financial assurance demonstrating its ability to fund the decommissioning of its Maryland Heights, Missouri radiopharmaceuticals production facility upon closure, though the Company does not intend to close this facility. The Company has provided this financial assurance in the form of surety bonds totaling $57.2 million.
In addition, as of September 26, 2014, the Company had a $21.1 million letter of credit to guarantee decommissioning costs associated with its Saint Louis, Missouri plant. As of September 26, 2014, the Company had various other letters of credit and guarantee and surety bonds totaling $36.2 million.
In addition, the separation and distribution agreement entered into with Covidien at the Separation provides for cross-indemnities principally designed to place financial responsibility of the obligations and liabilities of the Company's business with the Company and financial responsibility for the obligations and liabilities of Covidien's remaining business with Covidien, among other indemnities.

18.	Commitments and Contingencies
The Company has purchase obligations related to commitments to purchase certain goods and services. At September 26, 2014, such obligations were as follows:

Fiscal 2015	$93.8
Fiscal 2016	63.1
Fiscal 2017	60.2
Fiscal 2018	60.2
Fiscal 2019	3.9

The Company is subject to various legal proceedings and claims, including patent infringement claims, product liability matters, environmental matters, employment disputes, contractual disputes and other commercial disputes, including those described below. The Company believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these matters, the Company believes, unless indicated below, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Governmental Proceedings
On November 30, 2011 and October 22, 2012, the Company received subpoenas from the U.S. Drug Enforcement Administration requesting production of documents relating to its suspicious order monitoring programs.

On September 24, 2012, Questcor received a subpoena from the United States Attorney's Office ("the USAO") for the Eastern District of Pennsylvania for information relating to its promotional practices. Questcor has also been informed by the USAO for the Eastern District of Pennsylvania that the USAO for the Southern District of New York and the SEC are also participating in the investigation to review Questcor's promotional practices and related matters.
On June 11, 2014, Questcor received a subpoena and Civil Investigative Demand ("CID") from the Federal Trade Commission ("FTC") seeking documentary materials and information regarding the FTC's investigation into whether Questcor's acquisition of certain rights to develop, market, manufacture, distribute, sell and commercialize Synacthen Depot® from Novartis AG and Novartis Pharma AG (collectively, "Novartis") violates the antitrust laws.
We are in the process of responding to each of the subpoenas and the CID and we intend to cooperate fully in each such investigation.
Mallinckrodt Inc. v. U.S. Food and Drug Administration and United States of America The Company filed a Complaint for Declaratory and Injunctive Relief in the U.S. District Court for the District of Maryland Greenbelt Division against the FDA and the United States of America on November 17, 2014 for judicial review of what the Company believes is FDA's inappropriate and unlawful reclassification of the Company's methylphenidate hydrochloride extended-release tablets in the Orange Book: Approved Drug Products with Therapeutic Equivalence (Orange Book) on November 13, 2014. In its complaint, the Company has asked the court to: issue an injunction to (a) set aside the FDA's reclassification of the Company's methylphenidate ER products from AB (freely substitutable at the pharmacy level) to BX (presumed to be therapeutically inequivalent) in the Orange Book and (b) prohibit the FDA from reclassifying Mallinckrodt's methylphenidate ER products in the future without following applicable legal requirements; and issue a declaratory judgment that the FDA's action reclassifying Mallinckrodt's methylphenidate ER products in the Orange Book is unlawful. Mallinckrodt concurrently filed a motion with the same court requesting an expedited hearing to issue a temporary restraining order (TRO) directing FDA to reinstate the Orange Book AB rating for the Company's methylphenidate ER drug on a temporary basis.

Patent/Antitrust Litigation
Tyco Healthcare Group LP, et al. v. Mutual Pharmaceutical Company, Inc. In March, 2007, the Company filed a patent infringement suit in the U.S. District Court for the District of New Jersey against Mutual Pharmaceutical Co., Inc., et al. (collectively, "Mutual"), after Mutual submitted an Abbreviated New Drug Application ("ANDA") to the FDA seeking to sell a generic version of the Company's 7.5 mg RESTORIL™ sleep aid product. Mutual also filed antitrust and unfair competition counterclaims. The patents at issue have since expired or been found invalid. On January 18, 2013, the trial court issued an opinion and order granting the Company's motion for summary judgment regarding Mutual's antitrust and unfair competition counterclaims. On May 1, 2013, Mutual appealed this decision to the U.S. Court of Appeals for the Federal Circuit and on August 6, 2014, the Federal Circuit issued a split decision, affirming the trial court in part and remanding to the trial court certain counterclaims for further proceedings.
'222 and '218 Patent Litigation: Exela Pharma Sciences, LLC. In August 2011, Cadence, a subsidiary of the Company, and Pharmatop, the owner of the two U.S. patents licensed exclusively by Cadence, filed suit in the U.S. District Court for the District of Delaware against Exela Pharma Sciences, LLC, Exela PharmaSci, Inc. and Exela Holdings, Inc. (collectively, "Exela"), alleging that Exela infringed U.S. Patent Nos. 6,028,222 ("the '222 patent") and 6,992,218 ("the '218 patent"), by submitting an ANDA to the FDA seeking to sell a generic version of Ofirmev. The filing of the lawsuit triggered a stay of FDA approval of the Exela ANDA until the earlier of the expiration of a 30-month period, the expiration of the '222 and '218 patents, the entry of a settlement order or consent decree stating that the '222 and '218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Exela, or such shorter or longer period as the court may order. After a bench trial, the court ruled in favor of Cadence in November 2013 and found that Exela's ANDA infringed the '222 and '218 patents. On December 20, 2013, Excela appealed the decision and oral arguments in the appeal occurred on November 7, 2014. It is not possible at this time to predict the outcome of this appeal.
'222 and '218 Patent Litigation: InnoPharma Licensing LLC and InnoPharma, Inc. In September 2014, Cadence and Mallinckrodt IP, subsidiaries of the Company, filed suit in the U.S. District Court for the District of Delaware against InnoPharma Licensing LLC and InnoPharma, Inc. (collectively "InnoPharma") following receipt of an August 2014 notice from InnoPharma concerning its submission of a New Drug Application (“NDA”), containing a Paragraph IV patent certification with the FDA for a competing version of Ofirmev.
'222 and '218 Patent Litigation: Agila Specialties Private Limited, Inc. and Agila Specialties Inc. (a Mylan Inc. Company), (collectively "Agila").  In November 2014, Cadence and Mallinckrodt IP, subsidiaries of the Company, received notice from Agila concerning its submission of a NDA containing a Paragraph IV patent certification with the FDA for a competing version of Ofirmev.  The Company is currently evaluating the notice and will be analyzing the Agila submission to make a timely determination regarding potentially filing suit against Agila.

The Company intends to vigorously enforce its intellectual property rights relating to Ofirmev to prevent the marketing of infringing generic or competing products prior to the expiration of the Cadence patents. An adverse outcome in either the Exela or InnoPharma matters ultimately could result in the launch of one or more generic versions of Ofirmev before the expiration of the last of the listed patents on June 6, 2021 (or December 6, 2021 if pediatric exclusivity is granted), which could adversely affect the Company's ability to successfully maximize the value of Ofirmev and have an adverse effect on our financial condition, results of operations and cash flows.
'222 and '218 Patents: Ex Parte Reexamination. In September 2012, Exela filed with the U.S. Patent and Trademark Office ("USPTO"), a Request for Ex Parte Reexamination of the '222 patent and the USPTO granted that request. The reexamination process requires the USPTO to consider the scope and validity of the patent based on substantial new questions of patentability raised by a third party or the USPTO. Cadence and Pharmatop have filed, with the USPTO, a patent owner's statement commenting on the reexamination request, and thereafter the parties have made various submissions. In July 2014, a Second Final Office Action was issued by the USPTO in which certain claims were indicated to be allowable and certain claims were rejected. A subsequent amendment was filed in September 2014, but the USPTO did not enter that amendment. In October 2014, Cadence and Pharmatop filed a notice of appeal and petitioned the Commissioner of Patents, requesting that certain claim amendments be entered so that set of claims are of record for consideration in any future appeal.
In addition, in January 2014, an unidentified third party filed, with the USPTO, a Request for Ex Parte Reexamination of the '218 patent. The reexamination request was granted on March 14, 2014. In July 2014, the USPTO issued a Non-Final Office Action in the '218 reexamination in which it rejected certain claims. In September 2014, Cadence and Pharmatop filed an Amendment and Response to the Office Action.
All of the claims of the '222 and '218 patents remain valid and in force during the reexamination proceedings. Because we and Pharmatop believe that the scope and validity of the patent claims in these patents are appropriate and that the USPTO's prior issuances of the patents were correct, the Company, in conjunction with Pharmatop, will vigorously defend these patents. It is not possible, at this time, to determine with certainty whether we will ultimately succeed in maintaining the scope and validity of the claims of these patents during reexamination. If any of the patent claims in these patents ultimately are narrowed during prosecution before the USPTO, the extent of the patent coverage afforded to Ofirmev could be impaired, which could have a material adverse effect on the Company's financial condition, results of operations and cash flows.
'218 Patent Litigation: Exela Pharma Sciences, LLC. In April 2012, Exela filed suit against David J. Kappos and the USPTO in the U.S. District Court for the Eastern District of Virginia for declaratory judgment seeking a reversal of the USPTO's decision not to act on a petition by Exela to vacate the USPTO's April 2003 order reviving the international application for the '218 patent. The lawsuit followed the USPTO's rejection of Exela's petition to the USPTO filed in November 2011, which sought to vacate the April 2003 order. The USPTO determined that Exela lacked standing to seek such relief. Exela also seeks declaratory judgment that the USPTO's rules and regulations that allow for revival of abandoned, international patent applications under the "unintentional" standard are invalid, and seeks similar relief in connection with one or more counterclaims it has filed in the Delaware litigation. Cadence intervened in this lawsuit and in December 2012, the district court dismissed the case with prejudice as barred by the applicable statute of limitations. In February 2013, Exela appealed the dismissal to the Court of Appeals for the Federal Circuit, oral argument was held in February 2014 and a final decision has not been issued.
'222 and '218 Patent Litigation Settlement: Fresenius Kabi USA, LLC. In January 2013, Cadence filed suit in the U.S. District Court for the Southern District of California against Fresenius Kabi USA, LLC ("Fresenius"), alleging that Fresenius infringed the '222 and '218 patents by submitting a NDA to the FDA seeking to sell a competing version of Ofirmev. The filing of the lawsuit triggered a stay of FDA approval of the Fresenius NDA until the earlier of the expiration of a 30-month period, the expiration of the '222 and '218 patents, the entry of a settlement order or consent decree stating that the '222 and '218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Fresenius, or such shorter or longer period as the court may order. In August 2014, Cadence entered into a settlement agreement and license agreement with Fresenius, dismissing with prejudice the lawsuit and granting to Fresenius the non-exclusive right to market an intravenous acetaminophen product in the U.S. under the Fresenius NDA beginning December 6, 2020, or earlier under certain circumstances. Under a related supply agreement, an affiliate of Fresenius will develop, manufacture and supply commercial quantities of Ofirmev to us if certain regulatory approvals are obtained. As a result of these agreements we recorded an $11.5 million charge during the third quarter of fiscal 2014.
Other '222 and '218 Patent Litigation Settlements. Three other similar cases involving generic versions of Ofirmev have previously settled. In each settlement, the defendant was granted the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under its respective ANDA after December 6, 2020, or earlier under certain circumstances. In connection with those settlements, one settling party was granted the exclusive right of first refusal to negotiate an agreement with Cadence to market an authorized generic of Ofirmev in the U.S. in the event that Cadence elects to launch an authorized generic version of the product. If that settling party elects not to exercise its right of first refusal, Cadence has agreed to grant a similar right of first refusal to another settling party.

Commercial and Securities Litigation
Retrophin Litigation. In January 2014, Retrophin Inc. filed a lawsuit against Questcor in the United States District Court for the Central District of California, alleging a variety of federal and state antitrust violations based on Questcor's acquisition from Novartis of certain rights to develop, market, manufacture, distribute, sell and commercialize Synacthen. Discovery has commenced, and the Court set July 10, 2015, as the deadline for filing dispositive motions. While it is not possible at this time to determine with certainty the outcome of this investigation, the Company believes, given the information currently available, that its ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.
Glenridge Litigation. In June 2011, Glenridge Pharmaceuticals LLC ("Glenridge"), filed a lawsuit against Questcor in the Superior Court of California, Santa Clara County, alleging that Questcor had underpaid royalties to Glenridge under a royalty agreement related to net sales of Acthar. In August 2012, Questcor filed a separate lawsuit against the three principals of Glenridge, as well as Glenridge, challenging the enforceability of the royalty agreement. In August 2013, the two lawsuits were consolidated into one case in the Superior Court of California, Santa Clara County. On October 29, 2014, the parties entered into a binding term sheet settling the lawsuit. Under the terms of the settlement, the royalty rate payable by Questcor was reduced, royalties were capped instead of being payable for so long as Acthar was sold and Questcor agreed to pay Glenridge a reduced amount in satisfaction of royalties Questcor had withheld in the course of the lawsuit.
Putative Class Action Securities Litigation. On September 26, 2012, a putative class action lawsuit was filed against Questcor and certain of its officers and directors in the United States District Court for the Central District of California, captioned John K. Norton v. Questcor Pharmaceuticals, et al., No. SACvl2-1623 DMG (FMOx). The complaint purports to be brought on behalf of shareholders who purchased Questcor common stock between April 26, 2011 and September 21,2012. The complaint generally alleges that Questcor and certain of its officers and directors engaged in various acts to artificially inflate the price of Questcor stock and enable insiders to profit through stock sales. The complaint asserts that Questcor and certain of its officers and directors violated sections l0(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended, ("the Exchange Act"), by making allegedly false and/or misleading statements concerning the clinical evidence to support the use of Acthar for indications other than infantile spasms, the promotion of the sale and use of Acthar in the treatment of MS and nephrotic syndrome, reimbursement for Acthar from third-party insurers, and Questcor's outlook and potential market growth for Acthar. The complaint seeks damages in an unspecified amount and equitable relief against the defendants. This lawsuit has been consolidated with four subsequently-filed actions asserting similar claims under the caption: In re Questcor Securities Litigation, No. CV 12-01623 DMG (FMOx). On October 1, 2013, the District Court granted in part and denied in part Questcor's motion to dismiss the consolidated amended complaint. On October 29, 2013, Questcor filed an answer to the consolidated amended complaint. Discovery is currently ongoing. The Court set a jury trial for December 1, 2015.
Federal Shareholder Derivative Litigation. On October 4, 2012, another alleged shareholder filed a derivative lawsuit in the United States District Court for the Central District of California captioned Gerald Easton v. Don M Bailey, et al., No. SACV12-01716 DOC (JPRx). The suit asserts claims substantially identical to those asserted in the do Valle derivative action described below against the same defendants. This lawsuit has been consolidated with five subsequently-filed actions asserting similar claims under the caption: In re Questcor Shareholder Derivative Litigation, CV 12- 01716 DMG (FMOx). Following the resolution of the motion to dismiss in the consolidated putative securities class action, the court issued an order staying the federal derivative action until the earlier of: (a) 60 days after the resolution of any motion for summary judgment filed in the putative class action lawsuit, (b) 60 days after the deadline to file a motion for summary judgment in the putative class action lawsuit, if none is filed, or (c) the execution of any settlement agreement (including any partial settlement agreement) to resolve the putative class action lawsuit.
State Shareholder Derivative Litigation. On October 2, 2012, an alleged shareholder filed a derivative lawsuit purportedly on behalf of Questcor against certain of its officers and directors in the Superior Court of the State of California, Orange County, captioned Monika do Valle v. Virgil D. Thompson, et al., No. 30-2012-00602258-CU-SL-CXC. The complaint asserted claims for breach of fiduciary duty, abuse of control, mismanagement and waste of corporate assets arising from substantially similar allegations as those contained in the putative securities class action described above, as well as from allegations relating to sales of our common stock by the defendants and repurchases of Questcor common stock. The complaint sought an unspecified sum of damages and equitable relief. On October 24, 2012, another alleged shareholder filed a derivative lawsuit purportedly on behalf of Questcor against certain of its officers and directors in the Superior Court of the State of California, Orange County, captioned Jones v. Bailey, et al., Case No. 30-2012-00608001-CU-MC-CXC. The suit asserted claims substantially identical to those asserted in the do Valle derivative action. On February 19, 2013, the court issued an order staying the state derivative actions until the putative federal securities class action and federal derivative actions are resolved. On May 17, 2014, the Court granted plaintiffs' request for dismissal without prejudice of the Jones action. On November 18, 2014, the do Valle matter was voluntarily dismissed.

Put Options Securities Action. In March 2013, individual traders of put options filed a securities complaint in the United States District Court for the Central District of California captioned David Taban, et al. v. Questcor Pharmaceuticals, Inc., No. SACV13-0425. The complaint generally asserts claims against Questcor and certain of its officers and directors for violations of the Exchange Act and for state law fraud and fraudulent concealment based on allegations similar to those asserted in the putative securities class action described above. The complaint seeks compensatory and punitive damages of an unspecified amount. Following the resolution of the motion to dismiss in the consolidated putative securities class action, the court issued an order staying this action until the earlier of: (a) sixty (60) days after the resolution of any motion for summary judgment filed in the putative class action lawsuit, (b) sixty (60) days after the deadline to file a motion for summary judgment in the putative class action lawsuit, if none is filed, or (c) the execution of any settlement agreement (including any partial settlement agreement) to resolve the putative class action lawsuit. The case remains stayed.

Pricing Litigation
State of Utah v. Actavis US, Inc., et al. The Company, along with numerous other pharmaceuticals companies, are defendants in this matter which was filed May 8, 2008, and is pending in the Third Judicial Circuit of Salt Lake County, Utah. The State of Utah alleges, generally, that the defendants reported false pricing information in connection with certain drugs that are reimbursable under Medicaid, resulting in overpayment by state Medicaid programs for those drugs, and is seeking monetary damages and attorneys' fees. The Company believes that it has meritorious defenses to these claims and is vigorously defending against them. While it is not possible at this time to determine with certainty the outcome of the case, the Company believes, given the information currently available, that its ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Environmental Remediation and Litigation Proceedings
The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, including those described below. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company concluded that, as of September 26, 2014, it was probable that it would incur remedial costs in the range of $43.7 million to $106.9 million. The Company also concluded that, as of September 26, 2014, the best estimate within this range was $67.1 million, of which $7.2 million was included in accrued and other current liabilities and the remainder was included in environmental liabilities on the consolidated balance sheet at September 26, 2014.
Crab Orchard National Wildlife Refuge Superfund Site, near Marion, Illinois. The Company is a successor in interest to International Minerals and Chemicals Corporation ("IMC"). Between 1967 and 1982, IMC leased portions of the Additional and Uncharacterized Sites ("AUS") Operable Unit at the Crab Orchard Superfund Site ("the Site") from the government and manufactured various explosives for use in mining and other operations. In March 2002, the Department of Justice, the U.S. Department of the Interior and the U.S. Environmental Protection Agency ("EPA") (together, "the Government Agencies") issued a special notice letter to General Dynamics Ordnance and Tactical Systems, Inc. ("General Dynamics"), one of the other potentially responsible parties ("PRPs") at the Site, to compel General Dynamics to perform the remedial investigation and feasibility study ("RI/FS") for the AUS Operable Unit. General Dynamics negotiated an Administrative Order on Consent ("AOC") with the Government Agencies to conduct an extensive RI/FS at the Site under the direction of the U.S. Fish and Wildlife Service. General Dynamics asserted in August 2004 that the Company is jointly and severally liable, along with approximately eight other lessees and operators at the AUS Operable Unit, for alleged contamination of soils and groundwater resulting from historic operations, and has threatened to file a contribution claim against the Company and other parties for recovery of its costs incurred in connection with the RI/FS activities being conducted at the AUS Operable Unit. The Company and other PRPs who received demand letters from General Dynamics have explored settlement alternatives, but have not reached settlement to date. The Company and other PRPs are awaiting completion of the RI by General Dynamics before the initiation of formal PRP negotiations to address resolution of these alleged claims. While it is not possible at this time to determine with certainty the ultimate outcome of this case, the Company believes, given the information currently available, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.
Mallinckrodt Veterinary, Inc., Millsboro, Delaware. The Company previously operated a plant in Millsboro, Delaware ("the Millsboro Site") that manufactured various animal healthcare products. In 2005, the Delaware Department of Natural Resources and Environmental Control found trichloroethylene ("TCE") in the Millsboro public water supply at levels that exceeded the federal drinking water standards. Further investigation to identify the TCE plume in the ground water indicated that the plume has extended to property owned by a third party near the Millsboro Site. The Company, and another former owner, assumed responsibility for the Millsboro Site cleanup under the Alternative Superfund Program administered by the EPA. The Company and another PRP have entered into two AOCs with the EPA to perform investigations to abate, mitigate or eliminate the release or threat of release of hazardous substances at the Millsboro Site and to conduct an Engineering Evaluation/Cost Analysis to characterize the nature and extent of the contamination. The Company, along with the other party, continues to conduct the studies and prepare remediation plans in accordance with the AOCs. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes, given the information currently available, that the ultimate resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.
Coldwater Creek, Saint Louis County, Missouri. The Company is named as a defendant in numerous tort complaints filed between February 2012 and September 2014 with numerous plaintiffs pending in the U.S. District Court for the Eastern District of Missouri. These cases allege personal injury for alleged exposure to radiological substances present in Coldwater Creek in Missouri. Plaintiffs allegedly lived in various locations in Saint Louis County, Missouri near Coldwater Creek. Radiological residues which may have been present in the creek have been remediated by the U.S. Army Corps of Engineers. The Company believes that it has meritorious defenses to these complaints and is vigorously defending against them. The Company is unable to estimate a range of reasonably possible losses for the following reasons: (i) the proceedings are in early stages; (ii) the Company has not received and reviewed complete information regarding the plaintiffs and their medical conditions; and (iii) there are significant factual issues to be resolved. While it is not possible at this time to determine with certainty the ultimate outcome of these cases, the Company believes, given the information currently available, that the ultimate resolution of all known claims will not have a material adverse effect on its financial condition, results of operations and cash flows.
Lower Passaic River, New Jersey. The Company and approximately 70 other companies comprise the Lower Passaic Cooperating Parties Group ("the CPG") and are parties to a May 2007 AOC with the EPA to perform a RI/FS of the 17-mile stretch known as the Lower Passaic River Study Area ("the River"). The Company's potential liability stems from former operations at Lodi and Belleville, New Jersey. In June 2007, the EPA issued a draft Focused Feasibility Study ("FFS") that considered interim remedial options for the lower 8-miles of the river, in addition to a "no action" option. As an interim step related to the 2007 AOC, the CPG voluntarily entered into an AOC on June 18, 2012 with the EPA for remediation actions focused solely at mile 10.9 of the River. The Company's estimated costs related to the RI/FS and focused remediation at mile 10.9, based on interim allocations, are immaterial and have been accrued.
On April 11, 2014, the EPA issued its revised FFS, with remedial alternatives to address cleanup of the lower 8-mile stretch of the River, which also included a "no action" option. The EPA estimates the cost for the alternatives range from $365.0 million to $3.2 billion. The EPA's preferred approach would involve bank-to-bank dredging of the lower 8-mile stretch of the River and installing an engineered cap at a discounted, estimated cost of $1.7 billion. Based on the issuance of the EPA's revised FFS, the Company recorded a $23.1 million accrual in fiscal 2014 representing the Company's estimate of its allocable share of the joint and several remediation liability resulting from this matter. Despite the issuance of the revised FFS, there are many uncertainties associated with the final agreed upon remediation and the Company's allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which the Company is ultimately responsible and will be refined as events in the remediation process occur.

Products Liability Litigation
Beginning with lawsuits brought in July 1976, the Company is also named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. A majority of the cases involve product liability claims based principally on allegations of past distribution of products containing asbestos. A limited number of the cases allege premises liability based on claims that individuals were exposed to asbestos while on the Company's property. Each case typically names dozens of corporate defendants in addition to the Company. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos. The Company's involvement in asbestos cases has been limited because it did not mine or produce asbestos. Furthermore, in the Company's experience, a large percentage of these claims have never been substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intends to continue to defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims have been immaterial. As of September 26, 2014, there were approximately 11,900 asbestos-related cases pending against the Company.
The Company estimates pending asbestos claims and claims that were incurred but not reported and related insurance recoveries, which are recorded on a gross basis in the consolidated balance sheets. The Company's estimate of its liability for pending and future claims is based on claims experience over the past five years and covers claims either currently filed or expected to be filed over the next seven years. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes, given the information currently available, that the ultimate resolution of all known and anticipated future claims, after taking into account amounts already accrued, along with recoveries from insurance, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Asset Retirement Obligations
The Company has recorded asset retirement obligations for the estimated future costs primarily associated with legal obligations to decommission facilities within the Global Medical Imaging segment, including the facilities located in Petten, the Netherlands and Maryland Heights, Missouri. Substantially all of these obligations are included in other liabilities on the consolidated balance sheets. The following table provides a summary of the changes in the Company's asset retirement obligations for fiscal 2014 and 2013:

	2014	2013
Balance at beginning of period	$50.6	$46.4
Additions and adjustments	(11.6)	0.4
Accretion expense	3.2	2.9
Payments	—	(0.2)
Currency translation	(1.4)	1.1
Balance at end of period	$40.8	$50.6

The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial condition, results of operations and cash flows.

Leases
The Company has facility, vehicle and equipment leases that expire at various dates. Rental expense under facility, vehicle and equipment operating leases related to continuing operations was $19.9 million, $16.9 million and $15.5 million for fiscal 2014, 2013 and 2012, respectively. The Company also has facility and equipment commitments under capital leases.
The following is a schedule of minimum lease payments for non-cancelable leases as of September 26, 2014:

	Operating Leases	Capital Leases
Fiscal 2015	$21.5	$1.4
Fiscal 2016	16.6	0.4
Fiscal 2017	13.9	—
Fiscal 2018	9.8	—
Fiscal 2019	8.2	—
Thereafter	25.0	—
Total minimum lease payments	$95.0	1.8
Less: interest portion of payments		—
Present value of minimum lease payments		$1.8

The Company exchanged title to $27.4 million of its plant assets in return for an equal amount of Industrial Revenue Bonds ("IRB") issued by Saint Louis County. The Company also simultaneously leased such assets back from Saint Louis County under a capital lease expiring December 2025, the terms of which provide the Company with the right of offset against the IRBs. The lease also provides an option for the Company to repurchase the assets at the end of the lease for nominal consideration. These transactions collectively result in a ten-year property tax abatement from the date the property is placed in service. Due to right of offset, the capital lease obligation and IRB asset are recorded net in the consolidated balance sheets and excluded from the above table. The Company expects that the right of offset will be applied to payments required under these arrangements.

Tax Matters
The income tax returns of the Company and its subsidiaries are periodically examined by various tax authorities. The resolution of these matters is subject to the conditions set forth in the Tax Matters Agreement between the Company and Covidien. Covidien has the right to administer, control and settle all U.S. income tax audits for periods prior to the Separation. While it is not possible at this time to determine with certainty the ultimate outcome of these matters, the Company believes, given the information currently available, that established liabilities are reasonable and that the ultimate resolution of these matters will not have a material adverse effect on its financial condition, results of operations and cash flows.

With respect to certain tax returns filed by predecessor affiliates of the Company and Covidien, the IRS has concluded its field examination for the years 1997 through 2007. The Company considers such uncertain tax positions associated with these years as having been effectively settled. All but one of the matters associated with these audits have been resolved. The unresolved proposed adjustment asserts that substantially all of the predecessor affiliates' intercompany debt originating during the years 1997 through 2000 should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest deductions related to the intercompany debt and certain tax attribute adjustments recognized on the U.S. income tax returns. This matter is subject to the Company's $200 million liability limitation for periods prior to September 29, 2012, as prescribed in the Tax Matters Agreement. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes, given the information currently available, that it will not have a material adverse effect on its financial condition, results of operations and cash flows.

Acquisition-Related Litigation
Several purported class action lawsuits have been filed in February 2014 and March 2014 by purported holders of Cadence common stock in connection with the Cadence Acquisition, including in the Delaware Court of Chancery (consolidated under the caption In re Cadence Pharmaceuticals, Inc. Stockholders Litigation), and in California State Court, San Diego County (Denny v. Cadence Pharmaceuticals, Inc., et al., Militello v. Cadence Pharmaceuticals, Inc., et al., and Schuon v. Cadence Pharmaceuticals, Inc., et al.). The actions bring claims against, and generally allege that, the board of directors of Cadence breached their fiduciary duties in connection with the the Cadence Acquisition by, among other things, failing to maximize shareholder value, and the Delaware and Schuon actions further allege that Cadence omitted to disclose allegedly material information in its Schedule 14D-9. The lawsuits also allege, among other things, that the Company aided and abetted the purported breaches of fiduciary duty. The lawsuits seek various forms of relief, including but not limited to, rescission of the transaction, damages and attorneys' fees and costs. On March 7, 2014, following expedited discovery, the parties in the consolidated Delaware action entered into a Memorandum of Understanding ("the MOU"), which sets forth the parties' agreement in principle for a settlement of those actions. The settlement contemplated by the MOU will include, among other things, a release of all claims relating to the Cadence Acquisition as set forth in the MOU. The settlement is subject to a number of conditions, including, among other things, final court approval following notice to the class. There have been no substantive proceedings in any of the California actions. On July 29, 2014, the Militello case was voluntarily dismissed without prejudice. On September 8, 2014, the Denny case was voluntarily dismissed without prejudice. While it is not possible at this time to determine with certainty the ultimate outcomes of these matters, the Company believes, given the information available to it today, that they will not have a material adverse effect on its financial condition, results of operations and cash flows.
Since the announcement of the merger with Questcor on April 7, 2014, several putative class actions have been filed by purported holders of Questcor common stock in connection with the Company’s acquisition of Questcor (Hansen v. Thompson, et al., Heng v. Questcor Pharmaceuticals, Inc., et al., Buck v. Questcor Pharmaceuticals, Inc., et al., Ellerbeck v. Questcor Pharmaceuticals, Inc, et al., Yokem v. Questcor Pharmaceuticals, Inc., et al., Richter v. Questcor Pharmaceuticals, Inc., et al., Tramantano v. Questcor Pharmaceuticals, Inc., et al., Crippen v. Questcor Pharmaceuticals, Inc., et al., Patel v. Questcor Pharmaceuticals, Inc., et al., and Postow v. Questcor Pharmaceuticals, Inc., et al.). The actions were consolidated on June 3, 2014. The consolidated complaint names as defendants, and generally alleges that, the directors of Questcor breached their fiduciary duties in connection with the acquisition by, among other things, agreeing to sell Questcor for inadequate consideration and pursuant to an inadequate process. The consolidated complaint also alleges that the Questcor directors breached their fiduciary duties by failing to disclose purportedly material information to shareholders in connection with the merger. The consolidated complaint also alleges, among other things, that we aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks various forms of relief, including but not limited to, rescission of the transaction, damages and attorney's fees and costs.
On July 29, 2014, the defendants reached an agreement in principle with the plaintiffs in the consolidated actions, and that agreement is reflected in a memorandum of understanding. In connection with the settlement contemplated by the memorandum of understanding, Questcor agreed to make certain additional disclosures related to the proposed transaction with the Company, which are contained in the Company's Current Report on Form 8-K filed with the SEC on July 30, 2014. Additionally, as part of the settlement and pursuant to the memorandum of understanding, the Company agreed to forbear from exercising certain rights under the Merger Agreement with Questcor, as follows: the four business day period referenced in Section 5.3(e) of the Merger Agreement will be reduced to three business days. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.
The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the California Superior Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed transaction, the Merger Agreement, and any disclosures made in connection therewith, including the definitive joint proxy statement/prospectus relating to the Questcor Acquisition, pursuant to terms that will be disclosed to shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that they shall negotiate in good faith regarding the amount of attorney's fees and expense that shall be paid to plaintiffs' counsel in connection with the actions. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the California Superior Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.
While it is not possible at this time to determine with certainty the ultimate outcomes of these matters, the Company believes, given the information available to it today, that they will not have a material adverse effect on its financial condition, results of operations and cash flows.

Other Matters
The Company is a defendant in a number of other pending legal proceedings relating to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations and cash flows.

19.	Financial Instruments and Fair Value Measurements
Fair value is defined as the exit price that would be received from the sale of an asset or paid to transfer a liability, using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy are as follows:
Level 1— observable inputs such as quoted prices in active markets for identical assets or liabilities;
Level 2— significant other observable inputs that are observable either directly or indirectly; and
Level 3— significant unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

The following tables provide a summary of the significant assets and liabilities that are measured at fair value on a recurring basis at the end of each period:

	September 26, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$35.7	$22.9	$12.8	$—
	$35.7	$22.9	$12.8	$—
Liabilities:
Deferred compensation liabilities	$15.0	$—	$15.0	$—
Contingent consideration and acquired contingent liabilities	202.8	—	—	202.8
Foreign exchange forward and option contracts	0.2	0.2	—	—
	$218.0	$0.2	$15.0	$202.8

	September 27, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$35.3	$22.6	$12.7	$—
Foreign exchange forward and option contracts	0.9	0.9	—	—
	$36.2	$23.5	$12.7	$—
Liabilities:
Deferred compensation liabilities	$13.5	$—	$13.5	$—
Contingent consideration	6.9	—	—	6.9
Foreign exchange forward and option contracts	1.4	1.4	—	—
	$21.8	$1.4	$13.5	$6.9

Debt and equity securities held in rabbi trust. Debt securities held in the rabbi trust primarily consist of U.S. government and agency securities and corporate bonds. When quoted prices are available in an active market, the investments are classified as level 1. When quoted market prices for a security are not available in an active market, they are classified as level 2. Equity securities held in the rabbi trust primarily consist of U.S. common stocks, which are valued using quoted market prices reported on nationally recognized securities exchanges.
Foreign exchange forward and option contracts. Foreign currency option and forward contracts are used to economically manage the foreign exchange exposures of operations outside the U.S. Quoted prices are available in an active market; as such, these derivatives are classified as level 1.
Deferred compensation liabilities. The Company maintains a non-qualified deferred compensation plan in the U.S., which permits eligible employees of the Company to defer a portion of their compensation. A recordkeeping account is set up for each participant and the participant chooses from a variety of funds for the deemed investment of their accounts. The recordkeeping accounts generally correspond to the funds offered in the Company's U.S. tax-qualified defined contribution retirement plan and the account balance fluctuates with the investment returns on those funds.
Goodwill. The Company performs an annual goodwill impairment assessment using an income approach based on the present value of future cash flows. See further discussion in Notes 2 and 11.
Contingent consideration and acquired contingent liabilities. In October 2012, the Company recorded contingent consideration of $6.9 million upon the acquisition of CNS Therapeutics. This contingent consideration, which could potentially total a maximum of $9.0 million, is primarily based on whether the FDA approves another concentration of Gablofen on or before December 31, 2016. The fair value of the contingent payments was measured based on the probability-weighted present value of the consideration expected to be transferred using a discount rate of 1.0%. At September 26, 2014, the fair value of this contingent consideration was $7.0 million.
In August 2014, the Company recorded acquired contingent liabilities of $195.4 million from the Questcor Acquisition. The contingent liabilities relate to Questcor's contingent obligations associated with their acquisition of an exclusive, perpetualy and irrevocable license to develop, market, manufacture, distribute, sell and commercialize Synacthen and Synacthen Depot (collectively "Synacthen") from Novartis AG and Novartis Pharma AG (collectively "Novartis") and their acquisition of BioVectra. The fair value of these contingent consideration obligations at September 26, 2014 were $195.8 million.
Under the terms of the license agreement with Novartis, the Company is obligated to make a $25 million payment in each of fiscal 2015 and 2016, make annual payments of $25 million subsequent to fiscal 2016 until such time that the Company obtains FDA approval of Synacthen and make a $25 million payment upon obtaining FDA approval of Synacthen. If FDA approval is obtained, the Company will pay an annual royalty to Novartis based on a percentage of net sales of the products in the U.S. market. As of both, the Questcor Acquisition date and September 26, 2014, the total remaining payments under the license agreement shall not exceed $215.0 million. The terms of the license agreement do allow the Company to terminate the license agreement at our discretion following the fiscal 2018 payment or upon the occurrence of certain events following the fiscal 2016 payment. The Company measured the fair value of the contingent payments based on a probability-weighted present value of the consideration expected to be transferred using a discount rate of 4.7%. Under the terms of the license agreement, the Company was required to maintain deposits equal to the the fiscal 2015 and 2016 annual $25 million payments which are included in prepaid expenses and other current assets and other assets in the consolidated balance sheets.

Based on the terms of the acquisition agreement with the former shareholders of BioVectra, the Company may be obligated to pay, as of both the Questcor Acquisition date and September 26, 2014, additional cash consideration of $45.0 million CAD based on BioVectra's financial results from January 2013 through a portion of fiscal 2016. The Company measured the fair value of the contingent payments based on a probability-weighted present value of the consideration expected to be transferred suing a discount rate of 1.3%.

Balance at September 27, 2013	$6.9
Acquisition date fair value of acquired contingent liabilities	195.4
Accretion expense	1.1
Effect of currency rate change	(0.6)
Balance at September 26, 2014	$202.8

Financial Instruments Not Measured at Fair Value
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and the majority of other current assets and liabilities approximate fair value because of their short-term nature. The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents (level 1). The fair value of restricted cash is equivalent to its carrying value of $69.8 million and $24.0 million as of September 26, 2014 and September 27, 2013, respectively (level 1), substantially all of which is included in other assets on the consolidated balance sheets. The Company's life insurance contracts are carried at cash surrender value, which is based on the present value of future cash flows under the terms of the contracts (level 3). Significant assumptions used in determining the cash surrender value include the amount and timing of future cash flows, interest rates and mortality charges. The fair value of these contracts approximates the carrying value of $69.0 million and $67.7 million at September 26, 2014 and September 27, 2013, respectively. These contracts are included in other assets on the consolidated and combined balances sheets.
The carrying values of the Company's loan payable and variable rate receivable securitization approximate the fair values due to the short-term nature of these instruments. The carrying values of the 2.85% and 4.00% term loans approximate the fair values of these instruments, as calculated using the discounted exit price for each instrument, and are therefore classified as level 3. Since the quoted market prices for the Company's term loans and 8.00% and 9.50% debentures are not available in an active market, they are classified as level 2 for purposes of developing an estimate of fair value. The Company's 3.50%, 4.75%, and 5.75% notes are classified as level 1, as quoted prices are available in an active market for these notes. The following table presents the carrying values and estimated fair values of the Company's long-term debt, excluding capital leases, as of the end of each period:

	September 26, 2014		September 27, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Loan payable	$—	$—	$0.1	$0.1
Variable rate receivable securitization	150.0	150.0	—	—
2.85% term loan due April 2016	3.1	3.1	—	—
3.50% notes due April 2018	300.0	290.2	299.9	293.7
Term loans due March 2021	1,990.3	1,970.4	—	—
4.00% term loan due February 2022	10.8	10.8	—	—
9.50% debentures due May 2022	10.4	14.2	10.4	14.3
5.75% notes due August 2022	900.0	907.3	—	—
8.00% debentures due March 2023	8.0	10.2	8.0	10.2
4.75% notes due April 2023	598.3	563.8	598.2	568.5

Concentration of Credit and Other Risks
Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable. The Company does not require collateral from customers. A portion of the Company's accounts receivable outside the U.S. includes sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability and creditworthiness of those countries' national economies.

The following table shows net sales attributable to distributors that accounted for 10% or more of the Company's total net sales:

	Fiscal Year
	2014	2013	2012
Cardinal Health, Inc.	18%	18%	19%
McKesson Corporation	17%	15%	14%
Amerisource Bergen Corporation	11%	9%	9%

The following table shows accounts receivable attributable to distributors that accounted for 10% or more of the Company's gross accounts receivable at the end of each period:

	September 26, 2014	September 27, 2013
Cardinal Health, Inc.	17%	18%
McKesson Corporation	24%	22%
Amerisource Bergen Corporation	13%	14%
CuraScript, Inc.	13%	—

 The following table shows net sales attributable to products that accounted for 10% or more of the Company's total net sales:

	Fiscal Year
	2014	2013	2012
Optiray™ (CMDS)	11%	14%	17%
Acetaminophen products (API)	8%	10%	11%

Molybdenum-99 ("Mo-99") is a key raw material in the Company's Ultra-Technekow™ DTE technetium generators that are sold by its Global Medical Imaging segment. There are only eight suppliers of this raw material worldwide. The Company has agreements to obtain Mo-99 from three nuclear research reactors and relies predominantly upon two of these reactors for its Mo-99 supply. Accordingly, a disruption in the commercial supply or a significant increase in the cost of this material from these sources could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

20.	Segment and Geographical Data
During the first quarter of fiscal 2015, the integration of Questcor was substantially completed. With this, and given the increased significance of the Specialty Brands business to the Company's results and the expected long-term growth of this business as compared to the Specialty Generics business, the Company has changed its reportable segments. The Company now presents the Specialty Brands and Specialty Generics businesses as reportable segments, along with the continued presentation of Global Medical Imaging as a reportable segment. The Company historically presented the Specialty Brands and Specialty Generics businesses within the Specialty Pharmaceuticals segment. Prior year amounts have been recast to conform to current presentation. The three reportable segments are further described below:

•	Specialty Brands produces and markets branded pharmaceuticals and biopharmaceuticals;

•	Specialty Generics produces specialty generic pharmaceuticals and API consisting of biologics, medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging manufactures and markets CMDS and radiopharmaceuticals (nuclear medicine).

Management measures and evaluates the Company's operating segments based on segment net sales and operating income. Management excludes corporate expenses from segment operating income. In addition, certain amounts that management considers to be non-recurring or non-operational are excluded from segment operating income because management evaluates the operating results of the segments excluding such items. These items include revenues and expenses associated with sales of products to Covidien, intangible asset amortization, net restructuring and related charges, non-restructuring impairments and separation costs. Although these amounts are excluded from segment operating income, as applicable, they are included in reported consolidated and combined operating income and in the following reconciliations.
Management manages assets on a total company basis, not by operating segment.  The chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, the Company does not report asset information by operating segment.  Total assets were approximately $12.9 billion and $3.6 billion at September 26, 2014 and September 27, 2013, respectively.
Selected information by business segment is as follows:

	Fiscal Year
	2014	2013	2012
Net sales:
Specialty Brands	$413.5	$206.4	$156.4
Specialty Generics	1,199.4	1,011.2	848.8
Global Medical Imaging	881.5	935.7	996.8
Net sales of operating segments (1)	2,494.4	2,153.3	2,002.0
Other (2)	46.0	51.2	54.2
Net sales	$2,540.4	$2,204.5	$2,056.2
Operating income:
Specialty Brands	$(50.6)	$(36.2)	$(75.0)
Specialty Generics	617.4	347.9	237.8
Global Medical Imaging	47.1	112.3	214.3
Segment operating income	613.9	424.0	377.1
Unallocated amounts:
Corporate and allocated expenses (3)	(241.4)	(133.8)	(69.9)
Intangible asset amortization	(162.3)	(35.4)	(27.3)
Restructuring and related charges, net (4)	(129.1)	(35.8)	(19.2)
Non-restructuring impairments	(355.6)	—	—
Separation costs	(9.6)	(74.2)	(25.5)
Operating (loss) income	$(284.1)	$144.8	$235.2

Depreciation and amortization (5):
Specialty Brands	$152.9	$24.9	$16.7
Specialty Generics	77.8	72.7	72.0
Global Medical Imaging	45.2	42.0	42.2
Depreciation and amortization	$275.9	$139.6	$130.9

(1)	Amounts represent sales to external customers. There were no intersegment sales.

(2)	Represents products that were sold to Covidien, which is discussed in Note 16.

(3)	Includes administration expenses and certain compensation, environmental and other costs not charged to the Company's operating segments.

(4)	Includes restructuring-related accelerated depreciation of $0.5 million, $2.6 million and $8.0 million for fiscal 2014, 2013 and 2012, respectively.

(5)	Depreciation for certain shared facilities is allocated based on occupancy percentage.

Net sales by product family within the Company's segments are as follows:

	Fiscal Year
	2014	2013	2012
Exalgo	$76.1	$126.1	$91.9
Ofirmev	124.4	—	—
Acthar	122.9	—	—
Other	90.1	80.3	64.5
Specialty Brands	413.5	206.4	156.4

Methylphenidate ER	209.6	148.3	—
Oxycodone (API) and oxycodone-containing tablets	155.2	139.0	144.1
Hydrocodone (API) and hydrocodone-containing tablets	99.4	140.0	130.5
Other controlled substances	584.5	443.3	439.5
Other	150.7	140.6	134.7
Specialty Generics	1,199.4	1,011.2	848.8

Optiray	284.0	318.5	352.2
Other	165.8	179.6	189.8
Contrast Media and Delivery Systems	449.8	498.1	542.0
Nuclear Imaging	431.7	437.6	454.8
Global Medical Imaging	881.5	935.7	996.8

Other (1)	46.0	51.2	54.2
Net sales	$2,540.4	$2,204.5	$2,056.2

(1)	Represents products that were sold to Covidien, which is discussed in Note 16.

Selected information by geographic area is as follows:

	Fiscal Year
	2014	2013	2012
Net sales (1):
U.S.	$1,899.8	$1,518.7	$1,350.2
Europe, Middle East and Africa	394.0	404.3	411.0
Other	246.6	281.5	295.0
	$2,540.4	$2,204.5	$2,056.2
Long-lived assets (2):
U.S.	$854.2	$893.3	$847.7
Europe, Middle East and Africa (3)	61.9	81.0	72.2
Other	57.4	51.8	52.1
	$973.5	$1,026.1	$972.0

(1)	Net sales are attributed to regions based on the location of the entity that records the transaction, none of which relate to the country of Ireland.

(2)	Long-lived assets are primarily composed of property, plant and equipment.

(3)	Includes long-lived assets located in Ireland of $26.9 million, $48.7 million and $45.5 million at the end of fiscal 2014, 2013 and 2012, respectively.

21.	Selected Quarterly Financial Data (Unaudited)

	Fiscal 2014 (by quarter)
	Q1	Q2	Q3	Q4
Net sales	$540.2	$557.8	$653.1	$789.3
Gross profit	255.6	262.6	284.3	400.6
Income (loss) from continuing operations	46.4	11.7	(24.3)	(352.4)
(Loss) income from discontinued operations	(0.8)	(0.1)	0.2	—
Net income (loss)	45.6	11.6	(24.1)	(352.4)

Basic earnings (loss) per share from continuing operations (2)	$0.80	$0.20	$(0.42)	$(4.14)
Diluted earnings (loss) per share from continuing operations (2)	0.79	0.20	(0.42)	(4.14)

	Fiscal 2013 (by quarter)
	Q1	Q2	Q3 (1)	Q4
Net sales	$504.0	$585.3	$570.0	$545.2
Gross profit	233.5	273.5	265.8	252.1
Income (loss) from continuing operations	19.8	34.5	(27.7)	31.2
(Loss) income from discontinued operations	(0.6)	(0.5)	(0.2)	2.3
Net income (loss)	19.2	34.0	(27.9)	33.5

Basic earnings (loss) per share from continuing operations (2)(3)	$0.34	$0.60	$(0.48)	$0.54
Diluted earnings (loss) per share from continuing operations (2)(3)	0.34	0.60	(0.48)	0.54

(1)	Operations in the third quarter of fiscal 2013 were impacted by the Separation.

(2)
Quarterly and annual computations are prepared independently. Therefore, the sum of each quarter may not necessarily total the fiscal period amounts noted elsewhere within this Annual Report on Form 10-K.

(3)
The computation of basic and diluted earnings per share assumes that the number of shares outstanding for the first three quarters of fiscal 2013 was equal to the number of ordinary shares of Mallinckrodt outstanding on June 28, 2013, immediately following the distribution of one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien.

22.	Condensed Consolidating and Combining Financial Statements
In November 2012, MIFSA was formed as a 100%-owned subsidiary of Covidien in connection with the Separation. MIFSA is a holding company established to own, directly or indirectly, substantially all of the operating subsidiaries of the Company, to issue debt securities and to perform treasury operations.
MIFSA is the borrower under the Notes, which are fully and unconditionally guaranteed by Mallinckrodt plc. The following information provides the composition of the Company's comprehensive income, assets, liabilities, equity and cash flows by relevant group within the Company: Mallinckrodt plc as guarantor of the Notes, MIFSA as issuer of the Notes and the operating companies that represent assets of MIFSA. There are no subsidiary guarantees related to the Notes.
Set forth below are the condensed consolidating financial statements for the as of and for the fiscal years ended September 26, 2014 and September 27, 2013. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among Mallinckrodt plc, MIFSA and the other subsidiaries. Condensed consolidating and combining financial information for Mallinckrodt plc and MIFSA, on a standalone basis, has been presented using the equity method of accounting for subsidiaries.
Consolidating financial information for Mallinckrodt plc and MIFSA have only been presented for fiscal years 2014 and 2013 as they were formed during fiscal 2013.

MALLINCKRODT PLC
CONDENSED CONSOLIDATING BALANCE SHEET
As of September 26, 2014
(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$0.3	$18.5	$689.0	$—	$707.8
Accounts receivable, net	—	—	545.6	—	545.6
Inventories	—	—	396.6	—	396.6
Deferred income taxes	—	—	165.2	—	165.2
Prepaid expenses and other current assets	0.5	10.8	244.5	—	255.8
Intercompany receivable	13.5	—	25.7	(39.2)	—
Total current assets	14.3	29.3	2,066.6	(39.2)	2,071.0
Property, plant and equipment, net	—	—	949.2	—	949.2
Goodwill	—	—	2,401.9	—	2,401.9
Intangible assets, net	—	—	7,112.2	—	7,112.2
Investment in subsidiaries	586.8	10,645.7	4,945.1	(16,177.6)	—
Intercompany loan receivable	4,385.0	—	1,941.6	(6,326.6)	—
Other assets	—	76.5	254.0	—	330.5
Total Assets	$4,986.1	$10,751.5	$19,670.6	$(22,543.4)	$12,864.8

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$—	$18.2	$3.0	$—	$21.2
Accounts payable	1.2	0.2	127.3	—	128.7
Accrued payroll and payroll-related costs	0.1	—	125.0	—	125.1
Accrued royalties	—	—	68.0	—	68.0
Accrued branded rebates	—	—	15.1	—	15.1
Accrued and other current liabilities	1.1	50.9	494.7	—	546.7
Intercompany payable	25.7	—	13.5	(39.2)	—
Total current liabilities	28.1	69.3	846.6	(39.2)	904.8
Long-term debt	—	3,770.4	181.1	—	3,951.5
Pension and postretirement benefits	—	—	119.1	—	119.1
Environmental liabilities	—	—	59.9	—	59.9
Deferred income taxes	—	—	2,398.6	—	2,398.6
Other income tax liabilities	—	—	122.6	—	122.6
Intercompany loans payable	—	1,966.6	4,360.0	(6,326.6)	—
Other liabilities	—	—	350.3	—	350.3
Total liabilities	28.1	5,806.3	8,438.2	(6,365.8)	7,906.8
Shareholders' equity	4,958.0	4,945.2	11,232.4	(16,177.6)	4,958.0
Total Liabilities and Shareholders' Equity	$4,986.1	$10,751.5	$19,670.6	$(22,543.4)	$12,864.8

MALLINCKRODT PLC
CONDENSED CONSOLIDATING BALANCE SHEET
As of September 27, 2013
(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$1.2	$56.5	$217.8	$—	$275.5
Accounts receivable, net	—	—	400.8	—	400.8
Inventories	—	—	403.1	—	403.1
Deferred income taxes	—	—	171.1	—	171.1
Prepaid expenses and other current assets	1.0	—	133.4	—	134.4
Intercompany receivable	2.7	—	12.2	(14.9)	—
Total current assets	4.9	56.5	1,338.4	(14.9)	1,384.9
Property, plant and equipment, net	—	—	997.4	—	997.4
Goodwill	—	—	532.0	—	532.0
Intangible assets, net	—	—	422.1	—	422.1
Investment in subsidiaries	1,266.1	2,520.4	—	(3,786.5)	—
Intercompany loan receivable	—	2.4	409.6	(412.0)	—
Other assets	—	11.2	209.0	—	220.2
Total Assets	$1,271.0	$2,590.5	$3,908.5	$(4,213.4)	$3,556.6

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$1.5	$—	$1.5
Accounts payable	0.1	—	120.8	—	120.9
Accrued payroll and payroll-related costs	0.1	—	66.4	—	66.5
Accrued royalties	—	—	13.2	—	13.2
Accrued branded rebates	—	—	34.6	—	34.6
Accrued and other current liabilities	0.6	18.3	344.6	—	363.5
Intercompany payable	12.2	—	2.7	(14.9)	—
Total current liabilities	13.0	18.3	583.8	(14.9)	600.2
Long-term debt	—	898.1	20.2	—	918.3
Pension and postretirement benefits	—	—	108.0	—	108.0
Environmental liabilities	—	—	39.5	—	39.5
Deferred income taxes	—	—	310.1	—	310.1
Other income tax liabilities	—	—	153.1	—	153.1
Intercompany loans payable	2.4	409.6	—	(412.0)	—
Other liabilities	—	—	171.8	—	171.8
Total liabilities	15.4	1,326.0	1,386.5	(426.9)	2,301.0
Shareholders' equity	1,255.6	1,264.5	2,522.0	(3,786.5)	1,255.6
Total Liabilities and Shareholders' Equity	$1,271.0	$2,590.5	$3,908.5	$(4,213.4)	$3,556.6

MALLINCKRODT PLC
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
Fiscal year ended September 26, 2014
(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$2,540.4	$—	$2,540.4
Cost of sales	—	—	1,337.3	—	1,337.3
Gross profit	—	—	1,203.1	—	1,203.1
Selling, general and administrative expenses	38.6	7.3	796.2	—	842.1
Research and development expenses	—	—	166.9	—	166.9
Separation costs	2.5	—	7.1	—	9.6
Restructuring charges, net	35.3	—	93.3	—	128.6
Non-restructuring impairments	—	—	355.6	—	355.6
Gains on divestiture and license	—	—	(15.6)	—	(15.6)
Operating (loss) income	(76.4)	(7.3)	(200.4)	—	(284.1)

Interest expense	—	(86.3)	—	3.7	(82.6)
Interest income	—	—	5.2	(3.7)	1.5
Other income (expense), net	30.9	—	(29.1)	—	1.8
Intercompany interest and fees	(9.0)	—	9.0	—	—
Equity in net income of subsidiaries	(264.8)	(171.2)	(300.2)	736.2	—
Income (loss) from continuing operations before income taxes	(319.3)	(264.8)	(515.5)	736.2	(363.4)
Income tax expense (benefit)	—	—	(44.8)	—	(44.8)
Income (loss) from continuing operations	(319.3)	(264.8)	(470.7)	736.2	(318.6)
Loss from discontinued operations, net of income taxes	—	—	(0.7)	—	(0.7)
Net income (loss)	(319.3)	(264.8)	(471.4)	736.2	(319.3)
Other comprehensive loss, net of tax	(42.8)	(42.8)	(84.1)	126.9	(42.8)
Comprehensive income (loss)	$(362.1)	$(307.6)	$(555.5)	$863.1	$(362.1)

MALLINCKRODT PLC
CONDENSED COMBINING STATEMENT OF COMPREHENSIVE INCOME
Fiscal year ended September 27, 2013
(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Combined
Net sales	$—	$—	$2,204.5	$—	$2,204.5
Cost of sales	—	—	1,179.6	—	1,179.6
Gross profit	—	—	1,024.9	—	1,024.9
Selling, general and administrative expenses	5.4	0.1	604.4	—	609.9
Research and development expenses	—	—	165.7	—	165.7
Separation costs	3.2	0.6	70.4	—	74.2
Restructuring charges, net	—	—	33.2	—	33.2
Gains on divestiture and license	—	—	(2.9)	—	(2.9)
Operating (loss) income	(8.6)	(0.7)	154.1	—	144.8

Interest expense	—	(19.6)	0.1	—	(19.5)
Interest income	—	—	0.3	—	0.3
Other income (expense), net	0.2	—	0.6	—	0.8
Intercompany interest and fees	(9.5)	—	9.5	—	—
Equity in net income of subsidiaries	76.4	96.7	—	(173.1)	—
Income from continuing operations before income taxes	58.5	76.4	164.6	(173.1)	126.4
Income tax expense	(0.3)	—	68.9	—	68.6
Income from continuing operations	58.8	76.4	95.7	(173.1)	57.8
Loss from discontinued operations, net of income taxes	—	—	1.0	—	1.0
Net income	58.8	76.4	96.7	(173.1)	58.8
Other comprehensive loss, net of tax	28.4	28.4	35.7	(64.1)	28.4
Comprehensive income	$87.2	$104.8	$132.4	$(237.2)	$87.2

MALLINCKRODT PLC
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Fiscal year ended September 26, 2014
(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$18.2	$(65.0)	$420.2	$—	$373.4
Cash Flows From Investing Activities:
Capital expenditures	—	—	(127.8)	—	(127.8)
Acquisitions and intangibles, net of cash acquired	—	—	(2,793.8)	—	(2,793.8)
Intercompany loan investment	(25.0)	(298.1)	(915.8)	1,238.9	—
Subsidiary dividend proceeds	—	300.5	—	(300.5)	—
Investment in subsidiary	—	(3,735.5)	—	3,735.5	—
Restricted cash	—	—	4.1	—	4.1
Other	—	—	26.7	—	26.7
Net cash (used in) provided by investing activities	(25.0)	(3,733.1)	(3,806.6)	4,673.9	(2,890.8)
Cash Flows From Financing Activities:
Issuance of external debt	—	2,893.3	149.9	—	3,043.2
Repayment of external debt and capital leases	—	(3.3)	(31.5)	—	(34.8)
Excess tax benefit from share-based compensation	—	—	8.9	—	8.9
Debt financing costs	—	(70.7)	(1.0)	—	(71.7)
Net transfers to parent	—	—	—	—	—
Proceeds from exercise of share options	25.8	—	—	—	25.8
Subsidiary dividend payment	—	—	(300.5)	300.5	—
Intercompany loan borrowings	(2.4)	940.8	300.5	(1,238.9)	—
Capital contribution	—	—	3,735.5	(3,735.5)	—
Repurchase of shares	(17.5)	—	—	—	(17.5)
Other	—	—	—	—	—
Net cash provided by (used in) financing activities	5.9	3,760.1	3,861.8	(4,673.9)	2,953.9
Effect of currency rate changes on cash	—	—	(4.2)	—	(4.2)
Net increase in cash and cash equivalents	(0.9)	(38.0)	471.2	—	432.3
Cash and cash equivalents at beginning of period	1.2	56.5	217.8	—	275.5
Cash and cash equivalents at end of period	$0.3	$18.5	$689.0	$—	$707.8

MALLINCKRODT PLC
CONDENSED COMBINING STATEMENT OF CASH FLOWS
Fiscal year ended September 27, 2013
(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Combined
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(1.8)	$(8.4)	$146.1	$—	$135.9
Cash Flows From Investing Activities:
Capital expenditures	—	—	(147.9)	—	(147.9)
Acquisitions and intangibles, net of cash acquired	—	—	(88.1)	—	(88.1)
Intercompany loan investment	—	(2.4)	(409.6)	412.0	—
Investment in subsidiary	—	(68.0)	—	68.0	—
Other	—	—	1.3	—	1.3
Net cash (used in) provided by investing activities	—	(70.4)	(644.3)	480.0	(234.7)
Cash Flows From Financing Activities:
Issuance of external debt	—	898.1	—	—	898.1
Repayment of external debt and capital leases	—	—	(1.3)	—	(1.3)
Excess tax benefit from share-based compensation	—	—	3.4	—	3.4
Debt financing costs	—	(12.0)	—	—	(12.0)
Net transfers to parent	—	(1,160.4)	644.5	—	(515.9)
Proceeds from exercise of share options	0.6	—	—	—	0.6
Intercompany loan borrowings	2.4	409.6	—	(412.0)	—
Capital contribution	—	—	68.0	(68.0)	—
Other	—	—	0.1	—	0.1
Net cash provided by (used in) financing activities	3.0	135.3	714.7	(480.0)	373.0
Effect of currency rate changes on cash	—	—	1.3	—	1.3
Net increase in cash and cash equivalents	1.2	56.5	217.8	—	275.5
Cash and cash equivalents at beginning of period	—	—	—	—	—
Cash and cash equivalents at end of period	$1.2	$56.5	$217.8	$—	$275.5

23.	Subsequent Events
On November 12, 2014, the Company was informed by the FDA that they believe that the Company's Methylphenidate ER products may not be therapeutically equivalent to the category reference listed drug. As a result, on November 13, 2014, the FDA reclassified Methylphenidate ER from freely substitutable at the pharmacy level (class AB) to presumed to be therapeutically inequivalent (class BX). The FDA has indicated that it has not identified any serious safety concerns with the products. The FDA indicated that its reclassification is attributable to concerns that the products may not produce the same therapeutic benefits for some patients as the reference listed drug. The FDA further indicated that Company's Methylphenidate ER product is still approved and can be prescribed. The FDA has requested that within six months, the Company demonstrate the bioequivalence of its products using the draft guidance for revised bioequivalence standards issued by the FDA on November 6, 2014 or voluntarily withdraw our products from the market. The Company expects that the FDA's action to reclassify our Methylphenidate ER products will significantly impact net sales and operating income unless the FDA revises its decision.
Mallinckrodt Inc. v. U.S. Food and Drug Administration and United States of America. The Company filed a Complaint for Declaratory and Injunctive Relief in the U.S. District Court for the District of Maryland Greenbelt Division against the FDA and the United States of America on November 17, 2014 for judicial review of what the Company believes is FDA's inappropriate and unlawful reclassification of the Company's methylphenidate hydrochloride extended-release tablets in the Orange Book: Approved Drug Products with Therapeutic Equivalence (Orange Book) on November 13, 2014. In its complaint, the Company has asked the court to: issue an injunction to (a) set aside the FDA's reclassification of the Company's methylphenidate ER products from AB (freely substitutable at the pharmacy level) to BX (presumed to be therapeutically inequivalent) in the Orange Book and (b) prohibit the FDA from reclassifying Mallinckrodt's methylphenidate ER products in the future without following applicable legal requirements; and issue a declaratory judgment that the FDA's action reclassifying Mallinckrodt's methylphenidate ER products in the Orange Book is unlawful. Mallinckrodt concurrently filed a motion with the same court requesting an expedited hearing to issue a temporary restraining order (TRO) directing FDA to reinstate the Orange Book AB rating for the Company's methylphenidate ER drug on a temporary basis.
During the three months ended March 27, 2015, the Company increased reserves for various legal contingencies, that existed as of September 26, 2014, by approximately $40 million as a result of changes in estimates regarding the ultimate resolution of certain matters.